EXHIBIT 13

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Selected Consolidated Financial Data

	AS OF AND FOR THE YEARS ENDED DECEMBER 31,

($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001	2000	1999

Operating Data
Total interest and related portfolio income	$329,229	$309,928	$289,110	$211,589	$141,140
Total operating expenses	$136,565	$125,073	$110,059	$98,872	$70,099
Income tax expense (benefit)	$(2,466)	$930	$(412)	$—	$—
Net investment income	$195,130	$183,925	$179,463	$112,717	$71,041
Net realized gains	$75,347	$44,937	$661	$15,523	$25,391
Net change in unrealized appreciation or depreciation	$(78,466)	$(571)	$20,603	$14,861	$2,138
Net increase in net assets resulting from operations	$192,011	$228,291	$200,727	$143,101	$98,570
Diluted earnings per common share	$1.62	$2.20	$2.16	$1.94	$1.64
Net investment income and net realized gains per common share(1)	$2.28	$2.21	$1.93	$1.74	$1.60
Dividends per common share(1)	$2.28	$2.23	$2.01	$1.82	$1.60
Weighted average common shares outstanding — diluted(2)	118,351	103,574	93,003	73,472	60,044
Balance Sheet Data
Portfolio at value	$2,584,599	$2,488,167	$2,329,590	$1,788,001	$1,228,497
Total assets	$3,019,870	$2,794,319	$2,460,713	$1,853,817	$1,290,038
Total debt outstanding	$954,200	$998,450	$1,020,806	$786,648	$592,850
Preferred stock issued to Small Business Administration	$6,000	$7,000	$7,000	$7,000	$7,000
Shareholders’ equity	$1,914,577	$1,546,071	$1,352,123	$1,029,692	$667,513
Shareholders’ equity per common share (NAV)	$14.94	$14.22	$13.57	$12.11	$10.20
Common shares outstanding at end of year(2)	128,118	108,698	99,607	85,057	65,414
Other Data
Investments funded	$931,450	$506,376	$680,329	$901,545	$751,871
Repayments	$338,153	$143,167	$74,461	$111,031	$139,561
Sales	$445,814	$213,474	$129,980	$280,244	$198,368
Realized gains	$94,305	$95,562	$10,107	$28,604	$31,536
Realized losses	$(18,958)	$(50,625)	$(9,446)	$(13,081)	$(6,145)

(1)	Dividends are based on taxable income, which differs from income for financial reporting purposes. Net investment income and net realized gains per common share (a non-GAAP measure) should not be considered a substitute for earnings per common share. Net investment income and net realized gains are the most significant components of our annual taxable income from which dividends are paid.

(2)	Excludes 234,977 and 516,779 common shares held in the deferred compensation trust at and for the years ended December 31, 2000 and 1999, respectively.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

The information contained in this section should be read in conjunction with our 2003 Consolidated Financial Statements and the Notes thereto. In addition, this annual report contains certain forward-looking statements. These statements include the plans and objectives of management for future operations and financial objectives and can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results and conditions to differ materially from those projected in these forward-looking statements are set forth below in the Risk Factors section. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations due to terrorism;

•	future changes in laws or regulations and conditions in our operating areas; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

     Financial or other information presented for private finance portfolio companies has been obtained from the portfolio companies, and the financial information presented may represent unaudited, projected or pro forma financial information, and therefore may not be indicative of actual results. In addition, the private equity industry uses financial measures such as EBITDA or EBITDAM (Earnings Before Interest, Taxes, Depreciation, Amortization and, in some instances, Management fees) in order to assess a portfolio company’s financial performance and to value a portfolio company. EBITDA and EBITDAM are not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States of America and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by accounting principles generally accepted in the United States of America.

OVERVIEW

We are a business development company that provides long-term debt and equity investment capital to companies in a variety of industries. Our lending and investment activity is generally focused on private finance and commercial real estate finance, primarily the investment in non-investment grade commercial mortgage-backed securities, which we refer to as CMBS, and collateralized debt obligation bonds and preferred shares, which we refer to as CDOs. Our private finance activity principally involves providing financing through privately negotiated long-term debt and equity investment capital. Our private financing is generally used to fund growth, acquisitions, buyouts, recapitalizations, note purchases, bridge financings, and other types of financings. We generally invest in private companies though, from time to time, we may invest in companies that are public but lack access to additional public capital or whose securities may not be marginable.

Our portfolio composition at December 31, 2003, 2002, and 2001, was as follows:

	2003	2002	2001

Private finance	74%	70%	68%
Commercial real estate finance	26%	30%	32%

     Our earnings depend primarily on the level of interest and dividend income, fee and other income, and net gains or losses earned on our investment portfolio after deducting interest expense on borrowed capital and operating expenses. Interest income results from the stated interest rate earned on a loan and the amortization of loan origination points and discounts. The level of interest income is directly related to the balance of the interest-bearing investment portfolio outstanding during the period multiplied by the weighted average yield. Our ability to generate interest income is dependent on economic, regulatory, and competitive factors that influence new investment activity, the amount of loans and debt securities for which interest is not accruing and our ability to secure debt and equity capital for our investment activities.

     Because we are a regulated investment company for tax purposes, we distribute substantially all of our taxable income as dividends to our shareholders.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PORTFOLIO AND INVESTMENT ACTIVITY

Total portfolio, investment activity, and yields at and for the years ended December 31, 2003, 2002, and 2001, were as follows:

($ IN MILLIONS)	2003	2002	2001

Portfolio at value	$2,584.6	$2,488.2	$2,329.6
Investments funded	$931.5	$506.4	$680.3
Change in accrued or reinvested interest and dividends	$45.0	$44.7	$51.6
Principal repayments	$338.2	$143.2	$74.5
Sales	$445.8	$213.5	$130.0
Yield(1)	14.7%	14.0%	14.3%

(1)	The weighted average yield on interest-bearing investments is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing interest-bearing investments, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date.

Private Finance

The private finance portfolio, investment activity, and yields at and for the years ended December 31, 2003, 2002, and 2001, were as follows:

($ IN MILLIONS)	2003	2002	2001

Portfolio at value:
Loans and debt securities	$1,214.9	$1,151.2	$1,107.9
Equity interests	687.8	592.0	487.2

Total portfolio	$1,902.7	$1,743.2	$1,595.1

Investments funded	$498.0	$297.2	$287.7
Change in accrued or reinvested interest and dividends	$41.8	$42.6	$48.9
Principal repayments	$314.3	$129.3	$43.8
Yield(1)	15.0%	14.4%	14.8%

(1)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

     Investments funded for the years ended December 31, 2003, 2002, and 2001, consisted of the following:

	LOANS AND	EQUITY
($ IN MILLIONS)	DEBT SECURITIES	INTERESTS	TOTAL

For the Year Ended
December 31, 2003(1)
Companies more than 25% owned	$53.0	$34.0	$87.0
Companies 5% to 25% owned	23.8	1.9	25.7
Companies less than 5% owned	377.4	7.9	385.3

Total	$454.2	$43.8	$498.0

For the Year Ended
December 31, 2002(1)
Companies more than 25% owned	$86.1	$18.7	$104.8
Companies 5% to 25% owned	22.3	0.4	22.7
Companies less than 5% owned	154.6	15.1	169.7

Total	$263.0	$34.2	$297.2

For the Year Ended
December 31, 2001(1)
Companies more than 25% owned	$47.8	$78.3	$126.1
Companies 5% to 25% owned	13.5	4.5	18.0
Companies less than 5% owned	136.9	6.7	143.6

Total	$198.2	$89.5	$287.7

(1)	The private finance portfolio is presented in three categories: companies more than 25% owned, which represent portfolio companies where we directly or indirectly own more than 25% of the outstanding voting securities of such portfolio company and, therefore, are deemed controlled by us under the Investment Company Act of 1940, or the 1940 Act; companies owned 5% to 25%, which represent portfolio companies where we directly or indirectly own 5% to 25% of the outstanding voting securities of such portfolio company or where we hold one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an affiliated person under the 1940 Act; and companies less than 5% owned, which represent portfolio companies where we directly or indirectly own less than 5% of the outstanding voting securities of such portfolio company and where we have no other affiliations with such portfolio company.

     The level of investment activity for investments funded and principal repayments for private finance investments can vary substantially from year to year depending on many factors, including the amount of debt and equity capital available to middle market companies, the level of merger and acquisition activity for such companies, the general economic environment, and the competitive environment for the types of investments we make. Over the last three years, we believe that there was a decline in the availability of senior debt capital from banks for middle market companies and there were fewer merger and acquisition transactions for these companies. In mid-2003, we began to see an increase in merger and acquisition activity and debt capital became more available. As a result, investments funded and principal repayments were higher for 2003 than for 2002 and 2001.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     We generally fund new investments using cash. In addition, we may acquire securities in exchange for our common equity. Also, we may acquire new securities through the reinvestment of previously accrued interest and dividends in debt or equity securities, or the current reinvestment of interest and dividend income through the receipt of a debt or equity security (payment-in-kind income). From time to time we may opt to reinvest accrued interest receivable in a new debt or equity security in lieu of receiving such interest in cash and then using that cash to make a subsequent investment.

     At December 31, 2003, we had outstanding investment commitments to private finance portfolio companies totaling $445.6 million. In addition, we had commitments to private finance portfolio companies in the form of standby letters of credit and guarantees totaling $126.2 million.

     Significant outstanding investment commitments included the following:

•	Approximately $151 million in the form of subordinated debt and equity to recapitalize and acquire a majority interest in Advantage Sales & Marketing, Inc. The closing of this transaction is subject to customary closing conditions, including regulatory and shareholder approvals and certain other adjustments, and is anticipated to close in the first half of 2004.

•	Approximately $100 million of financing to Callidus Capital Corporation to fund working capital, support warehouse facilities, and invest in the equity of future collateralized loan obligations issued by Callidus. This commitment will be funded as needed for working capital and growth over time.

•	Approximately $70 million in debt and equity financing to acquire Mercury Air Centers, Inc. The closing of this transaction is subject to certain conditions, including the approval of the transaction by the shareholders of Mercury Air Group, Inc. It is anticipated that this transaction will close in early 2004. It is also anticipated that Mercury Air Group, Inc. will repay its $24.0 million subordinated debt obligation to us as part of the transaction.

     Our most significant investments at December 31, 2003, were in Business Loan Express, LLC (BLX), acquired in 2000, and The Hillman Companies, Inc. (Hillman), acquired in 2001.

     Business Loan Express, LLC. At December 31, 2003, our investment in BLX totaled $255.1 million at cost and $342.2 million at value, or 11.3% of our total assets, which included unrealized appreciation of $87.1 million.

     BLX is a national, non-bank lender utilizing the SBA’s 7(a) Guaranteed Loan Program and is licensed by the SBA as a Small Business Lending Company (SBLC). BLX is a nationwide preferred lender, as designated by the SBA, and originates, sells, and services small business loans. In addition to the SBA 7(a) Guaranteed Loan Program, BLX originates conventional small business loans and originates loans under the USDA Business and Industry Guaranteed Loan Program. BLX has offices across the United States and is headquartered in New York, New York. Changes in the laws or regulations that govern SBLCs or the SBA 7(a) Guaranteed Loan Program or changes in government funding for this program could have a material adverse impact on BLX and, as a result, could negatively affect our financial results.

     During the quarter ended March 31, 2003, BLX completed two significant transactions, the purchase of loans and other assets from Amresco Independence Funding, Inc., or AIF, and the reorganization of BLX from a corporation to a limited liability company, or LLC.

     In January 2003, BLX completed the acquisition of $128.0 million of performing loans and other assets from AIF, which consisted of $121.5 million of performing SBA 7(a) unguaranteed loans at par and $6.5 million of other assets. The acquisition increased BLX’s serviced portfolio and enhanced its nationwide loan origination platform. We provided $50 million of the capital to fund this acquisition. Our $50 million financing was in the form of a short-term revolving credit facility of $25 million to fund the temporary capital needs of construction loans purchased and loans pending sale, as well as $25 million of preferred equity to support the growth needs of BLX post acquisition. As of December 31, 2003, the short-term revolving credit facility of $25 million had been fully repaid to us.

     In February 2003, BLX completed a reorganization from a corporation to a limited liability company in order to simplify its corporate structure and provide certain income tax efficiencies. In connection with the reorganization, BLX’s stated book equity increased by $43 million because we converted $43 million of our subordinated debt into preferred stock in BLX, Inc., which was exchanged for Class A equity interests in BLX, LLC. In addition, we exchanged our existing preferred stock and common equity investments in BLX, Inc. for similar classes of members’ equity in BLX, LLC represented by Class B and Class C equity interests, respectively.

     Subsequent to the reorganization, BLX’s taxable earnings generally flow directly to its members and we represent approximately 95% of the economic interests in the LLC. In connection with the reorganization, BLX changed its fiscal year end to September 30.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     Summary financial data for BLX at and for the three months ended December 31, 2003, and at and for its fiscal year ended September 30, 2003, is presented below. Summary financial data has been provided by BLX and is unaudited.

	AT AND FOR THE	AT AND FOR THE
	THREE MONTHS ENDED	FISCAL YEAR ENDED
($ IN MILLIONS)	DECEMBER 31, 2003(1)	SEPTEMBER 30, 2003

Operating Data
Total revenue	$36.5	$108.3
Net income(2)	$9.8	$4.7
Earnings before interest, taxes and management fees (EBITM)(2)	$18.8	$37.5
Balance Sheet Data
Total assets	$385.2	$353.0
Total debt	$196.3	$178.5
Total owners’ equity	$145.9	$136.1
Other Data
Loan originations
SBA 7(a) loans	$110.3	$502.4
Conventional loans	66.7	151.6
USDA B&I loans	11.3	31.8

Total loan originations	$188.3	$685.8

Serviced loan portfolio	$2,339.3	$2,227.4
Number of loans	3,271	3,136
Loan delinquencies(3)	8.4%	8.3%
Serviced Loan Portfolio by Industry
Hotels	23%	24%
Gas stations/convenience stores	19	19
Professional and retail services	12	12
Restaurants	9	9
Manufacturing and industrial	9	9
Car wash/auto repair services	7	7
Child care and health care services	6	6
Recreation	5	5
Shrimp/fishing vessels	4	5
Other	6	4

Total	100%	100%

(1)	The results of operations for the three months ended December 31, 2003, are not necessarily indicative of the operating results to be expected for the full fiscal year.

(2)	For the year ended September 30, 2003, EBITM and net income were reduced by $2.3 million due to costs associated with the AIF acquisition and the LLC reorganization and $2.3 million due to the increased value of issued and outstanding equity appreciation rights. In addition, net income for the year ended September 30, 2003, was increased by $3.4 million due to the reversal of certain net deferred tax liabilities upon the conversion of BLX from a corporation to a limited liability company. As an LLC, BLX is generally not subject to federal income tax; however, BLX is subject to certain state income and franchise taxes, and income taxes associated with a taxable subsidiary corporation.

(3)	Represents the percentage of loans in the total serviced loan portfolio that are greater than 30 days delinquent, which includes loans in workout status. Loans greater than 30 days delinquent for the SBA 7(a) loan portfolio only, which are included in the total serviced loan portfolio, were 8.8% at December 31, 2003. SBA 7(a) loans greater than one year old at December 31, 2003, had a delinquency rate of 11.0%. BLX will from time to time grant a 90-day deferment to borrowers experiencing short-term cash flow shortfalls. Loans that have been granted a deferment that perform as required are not considered delinquent consistent with SBA practice. The ability of small businesses to repay their loans may be adversely affected by numerous factors, including a downturn in their industry or negative economic conditions. Small businesses are also more vulnerable to customer preferences, competition, rising fuel prices and market conditions and, as a result, delinquencies in BLX’s portfolio may increase. For instance, the shrimp and fishing industry has been affected by rising fuel costs and competition from imported shrimp. For these reasons, BLX focuses on collateral protection for each loan in addition to the cash flow of the small business and receives personal guarantees from the principal owners of the small business.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     BLX’s revenues consist of cash premiums from guaranteed loan sales, gain on sale income arising from loans sold at par or securitized where BLX will receive future cash flows representing the spread between loan interest and the interest paid on bonds issued including service fee income, interest income on loans remaining in BLX’s portfolio, and other income. Gain on sale income is a non-cash source of income when recognized, and as future cash flows are received, the resulting cash reduces the receivable or residual interest that is recognized when the loan is sold. The total of cash loan sale premiums, cash interest income and cash received from residual interests and other cash income is equal to approximately 76% of BLX’s revenue of $36.5 million for the three months ended December 31, 2003, and approximately 83% of BLX’s revenue of $108.3 million for the fiscal year ended September 30, 2003.

     BLX’s business is to originate small business loans and then sell substantially all of the loans originated for cash proceeds. Loans originated during the three months ended December 31, 2003, totaled $188.3 million. Proceeds from loan sales during the three months ended December 31, 2003, totaled approximately $193.2 million. Loans originated during the fiscal year ended September 30, 2003, totaled $685.8 million. Proceeds from loan sales during the fiscal year ended September 30, 2003, totaled approximately $664.2 million. BLX funds the construction of commercial real estate projects and as a result is unable to sell a construction loan until the loan is fully funded and the construction is complete. In addition, BLX typically does not immediately receive the proceeds from the sale of its SBA 7(a) guaranteed and unguaranteed loan strips sold, but receives the cash upon settlement. Therefore, until BLX sells construction loans or fully funded loans held for sale, it will finance the origination of the loans through funding on its revolving line of credit, or through financing provided by us.

     At December 31, 2003, BLX had a three-year $169.0 million revolving credit facility that was renewed in February 2004 with commitments of $215.0 million. The facility matures in January 2007. As the controlling equity owner in BLX, we have provided an unconditional guaranty to the revolving credit facility lenders in an amount of up to 50% of the total obligations (consisting of principal, accrued interest, and other fees) of BLX under the revolving credit facility. The principal amount outstanding on the revolving credit facility at December 31, 2003, was $156.2 million and the amount guaranteed by us was $78.2 million. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of the revolving credit facility at December 31, 2003. At December 31, 2003, we had also provided four standby letters of credit in connection with four term securitization transactions completed by BLX totaling $35.6 million.

     BLX sells the guaranteed piece of SBA 7(a) guaranteed loans for cash premiums of up to 10% of the guaranteed loan amount plus a retained annual servicing fee generally between 1.0% and 2.4% of the guaranteed loan amount. Cash premiums received from guaranteed loan sales during the three months ended December 31, 2003, were approximately $9.5 million in total. Cash premiums received from guaranteed loan sales during the fiscal year ended September 30, 2003, were approximately $31.3 million in total.

     Alternatively, BLX may sell the guaranteed pieces of SBA 7(a) guaranteed loans at par and receive cash only for the face amount of the loan sold, and instead of receiving a cash premium, BLX will receive an annual servicing spread on the loans sold of between 4.0% and 5.0%. In addition, BLX will sell the unguaranteed pieces of the SBA 7(a) loans and conventional loans it originates into a conduit facility. The conduit loans are securitized and BLX retains an interest of up to 5.0% of the loan pool. BLX then receives the excess of loan interest payments on the loans sold over the interest cost on the securities issued in the securitization over the life of the loan pool. BLX generally receives between 4.3% and 4.8% annually on the loans sold into the securitization pools.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     When BLX sells a guaranteed piece of an SBA 7(a) loan at par, or when BLX securitizes a loan, it will record a residual interest and servicing asset, together referred to as the Residual Interest, in order to account for the retained interest in the loans sold and the net present value of the future cash flows it will receive from the loans sold or securitized. In computing the Residual Interest, BLX discounts estimated future cash flows after making assumptions as to future loan losses and loan prepayments, which may reduce future cash flows. For the three months ended December 31, 2003, BLX received cash payments from the Residual Interest of approximately $15.8 million. For the fiscal year ended September 30, 2003, BLX received cash payments from the Residual Interest of approximately $49.3 million.

     At December 31, 2003, BLX’s Residual Interest totaled $181.6 million, representing BLX’s estimate of the net present value of future cash flows of scheduled loan payments, after estimated future loan losses and loan prepayments. If scheduled loan payments were to be received as stated in the loan agreements with no future losses or prepayments, BLX would receive future cash flows of $780.1 million over time, with approximately $61.0 million, $56.2 million, $54.7 million, and $53.2 million (or $225.1 million in the aggregate) scheduled to be received in the next four years ending on December 31, 2004, 2005, 2006, and 2007, respectively.

     The Hillman Companies, Inc. At December 31, 2003, our investment in Hillman totaled $94.6 million at cost and $234.5 million at value, or 7.8% of total assets, which included unrealized appreciation of $139.9 million.

     Hillman is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage, and other small hardware components and operates in multiple channels of the retail marketplace such as hardware stores, national and regional home centers, and mass merchants. Hillman has certain patent-protected products including key duplication technology that are important to its business. Hillman’s primary operations are located in Cincinnati, Ohio.

     During February 2004, we signed a definitive agreement to sell Hillman. The total transaction value pursuant to the definitive agreement is approximately $510 million, including repayment of outstanding debt and adding the value of Hillman’s outstanding trust preferred shares. As part of the transaction, we expect to be repaid our $44.0 million in outstanding debt securities. Additionally, we expect to provide up to $47.5 million in new mezzanine financing in conjunction with the transaction.

     Our expected net cash proceeds are estimated to be $192 million, subject to working capital and other adjustments. Based upon the agreed upon transaction value of $510 million, we expect to realize a gain on this investment of approximately $145 million, subject to working capital and other adjustments. The sale transaction is anticipated to close early in the second quarter of 2004 and is subject to certain closing conditions.

     Summary financial data for Hillman is as follows. This data has been provided by Hillman and is unaudited. For the year ended December 31, 2003, Hillman had total revenue of $318.4 million and adjusted earnings before interest, taxes, depreciation, amortization, and management fees, or EBITDAM, of $54.9 million. Adjusted EBITDAM is before a write-down of $11.3 million of a note receivable related to an investment made by Hillman. For the year ended December 31, 2003, Hillman had a loss before taxes of $1.6 million, which includes the write-down of the note receivable. Hillman had total assets of $355.8 million, total debt of $148.3 million and trust preferred obligations at par of $105.4 million at December 31, 2003.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Commercial Real Estate Finance

The commercial real estate finance portfolio, investment activity, and yields at and for the years ended December 31, 2003, 2002, and 2001, were as follows:

	2003		2002		2001
($ IN MILLIONS)	VALUE	YIELD(1)	VALUE	YIELD(1)	VALUE	YIELD(1)

CMBS bonds	$394.0	14.1%	$555.5	14.2%	$558.3	14.7%
CDO bonds and preferred shares	186.6	16.7%	52.8	17.2%	24.2	16.9%
Commercial mortgage loans	83.6	8.6%	63.7	7.5%	79.6	7.7%
Residual interest	—		69.0	9.4%	69.9	9.4%
Real estate owned	12.8		4.0		2.5
Equity interests	4.9		—		—

Total portfolio	$681.9		$745.0		$734.5

Investments funded	$433.5		$209.2		$392.6
Change in accrued or reinvested interest	$3.2		$2.1		$2.7
Principal repayments	$23.9		$13.9		$30.7
CMBS, CDO, and commercial real estate loan sales	$445.8		$213.5		$130.0

(1)	The weighted average yield on the interest-bearing investments is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing interest-bearing investments, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date. Interest-bearing investments for the commercial real estate finance portfolio include all investments except for real estate owned and equity interests.

     Our commercial real estate investment activity for the years ended December 31, 2003, 2002, and 2001, was as follows:

	FACE		AMOUNT
($ IN MILLIONS)	AMOUNT	DISCOUNT	FUNDED

For the Year Ended December 31, 2003
CMBS bonds	$508.5	$(225.9)	$282.6
CDO bonds and preferred shares	145.8	(0.4)	145.4
Commercial mortgage loans	3.0	—	3.0
Equity interests	2.5	—	2.5

Total	$659.8	$(226.3)	$433.5

For the Year Ended December 31, 2002
CMBS bonds	$302.5	$(140.2)	$162.3
CDO preferred shares	29.0	—	29.0
Commercial mortgage loans	11.7	(1.7)	10.0
Real estate owned	7.9	—	7.9

Total	$351.1	$(141.9)	$209.2

For the Year Ended December 31, 2001
CMBS bonds	$661.4	$(295.6)	$365.8
CDO preferred shares	24.6	—	24.6
Commercial mortgage loans	2.2	—	2.2

Total	$688.2	$(295.6)	$392.6

     At December 31, 2003, we had outstanding funding commitments related to commercial mortgage loans and equity interests of $1.2 million and commitments in the form of standby letters of credit and guarantees related to equity interests of $2.7 million.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     CMBS Bonds. During the year ended December 31, 2003, we invested $282.6 million in 18 CMBS bond issuances, including $73.4 million of investments in BB+, BB and BB- rated bonds in 8 CMBS issuances where the below BB- rated bonds were purchased by other parties. During the years ended December 31, 2002 and 2001, we invested $162.3 million and $365.8 million in 5 and 8 CMBS bond issuances, respectively. During 2002 and 2001, we did not invest in any CMBS issuances where the below BB- rated bonds were purchased by other parties.

     The underlying pools of mortgage loans that are collateral for our investments in new CMBS bond issuances for the years ended December 31, 2003, 2002, and 2001, had respective original underwritten loan to value and underwritten debt service coverage ratios as follows:

	2003		2002		2001
LOAN TO VALUE RANGES ($ IN MILLIONS)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE

Less than 60%	$4,114.3	22%	$909.3	20%	$1,259.7	15%
60–65%	1,582.8	9	287.3	6	941.6	11
65–70%	1,768.0	10	587.9	13	1,140.6	14
70–75%	4,024.3	22	1,214.5	27	2,400.4	29
75–80%	6,560.5	36	1,477.5	33	2,466.4	30
Greater than 80%	138.6	1	47.8	1	119.6	1

Total	$18,188.5	100%	$4,524.3	100%	$8,328.3	100%

Weighted average loan to value	68.5%		68.5%		69.7%

     The underlying collateral for our CMBS bonds consists of pools of senior commercial mortgage loans where the loans, on average, were originally underwritten to achieve a loan to value ratio of approximately 70%. The weighted average original underwritten loan to value ratios of 68.5%, 68.5%, and 69.7% for 2003, 2002, and 2001, respectively, have remained fairly consistent and just below the targeted loan to value ratio of 70%.

	2003		2002		2001
DEBT SERVICE COVERAGE RATIO RANGES ($ IN MILLIONS)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE

Greater than 2.00	$4,208.7	23%	$366.9	8%	$484.8	6%
1.76–2.00	2,094.6	12	229.6	5	158.2	2
1.51–1.75	3,132.8	17	477.4	11	855.0	10
1.26–1.50	7,362.9	40	2,739.6	60	5,008.3	60
Less than 1.25	1,389.5	8	710.8	16	1,822.0	22

Total	$18,188.5	100%	$4,524.3	100%	$8,328.3	100%

Weighted average debt service coverage ratio	1.73		1.41		1.48

     The weighted average original underwritten debt service coverage ratios, defined as the annual net cash flow before debt service divided by annual debt service payments, were 1.73, 1.41, and 1.48 for 2003, 2002, and 2001, respectively. The higher weighted average underwritten debt service coverage ratio for 2003 as compared to 2002 and 2001 generally results from a lower interest rate environment in 2003 for the mortgage loans in the underlying collateral pools. Lower interest rates have translated into lower annual debt service payments, which include interest and principal, and thus higher debt service coverage.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     From time to time, we may sell lower yielding CMBS bonds rated BB+ through BB-, and to a lesser extent CMBS bonds rated B+ and B, in order to maximize the return on our CMBS bond portfolio. The cost basis of and proceeds from CMBS bonds sold, the related net realized gains from these sales, and the weighted average yield on the CMBS bonds sold for the years ended December 31, 2003, 2002, and 2001, were as follows:

($ IN MILLIONS)	2003	2002	2001

Cost basis	$412.3	$205.9	$124.5
Gross sales proceeds(1)	$446.8	$225.6	$126.8
Net realized gains (net of related hedge gains or losses)	$31.6	$19.1	$1.7
Weighted average yield	10.1%	11.5%	10.3%

(1)	Gross sales proceeds represent the total cash consideration received, including repayment of the cost basis of the bonds and proceeds related to the net realized gains on the bonds.

     The non-investment grade and unrated tranches of the CMBS bonds in which we invest are junior in priority for payment of interest and principal to the more senior tranches of the related CMBS bond issuance. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages resulting in reduced cash flows, our most subordinate tranche will bear this loss first. At December 31, 2003, the CMBS bonds were subordinate to 87% to 99% of the tranches of bonds issued in these various CMBS transactions. Given that the non-investment grade CMBS bonds in which we invest are junior in priority for payment of interest and principal, we invest in these CMBS bonds at a discount from the face amount of the bonds. The discount increases with the decrease in the seniority of the CMBS bonds. For the years ended December 31, 2003, 2002, and 2001, the average discount for the CMBS bonds in which we invested was 44%, 46% and 45%, respectively.

     At December 31, 2003, the unamortized discount related to the CMBS bond portfolio was $617.4 million, of which $295.8 million has been set aside to absorb potential future losses. The yield on the CMBS bonds of 14.1% assumes that this amount that has been set aside will not be amortized. As the amount of future losses and the expected timing of recognition of such losses is difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yield will be achieved. At December 31, 2003, the CMBS bond portfolio had a fair value of $394.0 million, which included net unrealized depreciation on the CMBS bonds of $5.1 million.

     The yield on our CMBS bond portfolio at December 31, 2003, 2002, and 2001, was 14.1%, 14.2%, and 14.7%, respectively. The yield on the CMBS bond portfolio at any point in time will vary depending on the concentration of lower yielding BB+, BB, and BB- rated CMBS bonds held in the portfolio. The BB+, BB, and BB- rated CMBS bonds totaled $88.4 million, $110.9 million, and $166.2 million at value and had a yield of 8.2%, 8.8%, and 11.2% at December 31, 2003, 2002, and 2001, respectively.

     At December 31, 2003 and 2002, we held CMBS bonds in 38 and 27 separate CMBS issuances, respectively. The underlying collateral pool, consisting of commercial mortgage loans and real estate owned (“REO”) properties, for these CMBS bonds consisted of the following:

($ IN MILLIONS)	2003		2002

Approximate number of loans and REO properties(1)	5,600		4,500
Total outstanding principal balance	$38,437		$24,974
Loans over 30 days delinquent or classified as REO properties(2)	1.5	%(3)	1.0	%(3)

(1)	Includes approximately 22 and 12 REO properties obtained through the foreclosure of commercial mortgage loans at December 31, 2003 and 2002, respectively.

(2)	As a percentage of total outstanding principal balance.

(3)	At December 31, 2003 and 2002, our investments included bonds in the first loss, unrated bond class in 34 and 27 separate CMBS issuances, respectively. For these issuances, loans over 30 days delinquent or classified as REO properties were 1.7% and 1.0% of the total outstanding principal balance at December 31, 2003 and 2002, respectively.

     At December 31, 2003, the age of our bonds with a rating class of B+ and lower was as follows:

	2003
($ IN MILLIONS)	VALUE	PERCENTAGE

Less than one year old	$83.9	27.5%
One to two years old	41.0	13.4
Two to three years old	43.8	14.3
Three years old or older	136.9	44.8

Total	$305.6	100.0%

     Collateralized Debt Obligation Bonds and Preferred Shares. During the years ended December 31, 2003, 2002, and 2001, we invested in the BBB rated bonds, BB rated bonds and preferred shares of 3, 3, and 1 collateralized debt obligations (“CDO”), respectively, which are generally secured by investment grade unsecured debt issued by various real estate investment trusts, or REITs, and investment and non-investment grade CMBS bonds.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     During the year ended December 31, 2003, we sold $13.9 million of CDO bonds and preferred shares for a net realized loss of $73 thousand, net of the related hedge loss.

     The BBB and BB rated bonds and the preferred shares of the seven CDOs in which we have invested are junior in priority for payment of interest and principal to the more senior tranches of debt issued by the CDOs. To the extent there are defaults and unrecoverable losses on the underlying collateral that result in reduced cash flows, the preferred shares will bear this loss first and then the bonds would bear any loss after the preferred shares. At December 31, 2003, our BBB and BB rated bonds in the CDO were subordinate to 61% to 93% of the more senior tranches of debt issued in the CDO transactions and the preferred shares in the CDOs were subordinate to 84% to 98% of the more senior tranches of debt issued in the various CDO transactions. In addition, included in the CMBS collateral for the CDOs at December 31, 2003, are certain CMBS bonds that are senior in priority of repayment to certain lower rated CMBS bonds held by us.

     The yield on our CDO bonds and preferred shares at December 31, 2003, 2002, and 2001, was 16.7%, 17.2%, and 16.9%, respectively. The yield on the CDO portfolio at any point in time will generally vary depending on the amount of lower yielding BBB and BB rated CDO bonds held in the portfolio.

     At December 31, 2003 and 2002, the underlying collateral for our investments in the seven and four outstanding CDO issuances, respectively, had balances as follows:

($ IN MILLIONS)	2003	2002

Investment grade REIT debt(1)	$1,338.0	$1,016.9
Investment grade CMBS bonds(2)	670.8	494.2
Non-investment grade CMBS bonds(3)	1,125.2	438.3
Other collateral	32.4	8.2

Total collateral	$3,166.4	$1,957.6

(1)	Issued by 50 and 40 REITs, respectively, for the respective periods presented.

(2)	Issued in 79 and 43 transactions, respectively, for the respective periods presented.

(3)	Issued in 70 and 33 transactions, respectively, for the respective periods presented.

Portfolio Asset Quality

Portfolio by Grade. We employ a standard grading system for our entire portfolio. Grade 1 is used for those investments from which a capital gain is expected. Grade 2 is used for investments performing in accordance with plan. Grade 3 is used for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is used for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is used for investments that are in workout and for which some loss of principal is expected.

     At December 31, 2003 and 2002, our portfolio was graded as follows:

	2003		2002
		PERCENTAGE		PERCENTAGE
GRADE	PORTFOLIO	OF TOTAL	PORTFOLIO	OF TOTAL
($ IN MILLIONS)	AT VALUE	PORTFOLIO	AT VALUE	PORTFOLIO

1	$985.1	38.1%	$801.0	32.1%
2	1,271.4	49.2	1,400.8	56.3
3	212.4	8.2	166.0	6.7
4	34.7	1.4	23.6	1.0
5	81.0	3.1	96.8	3.9

	$2,584.6	100.0%	$2,488.2	100.0%

     Total Grade 4 and 5 assets as a percentage of the total portfolio at value at December 31, 2003 and 2002, were 4.5% and 4.9%, respectively. Included in Grade 4 and 5 assets at December 31, 2003 and 2002, were assets totaling $26.8 million and $24.1 million, respectively, that are secured by commercial real estate. Grade 4 and 5 assets include loans, debt securities, and equity securities. We expect that a number of portfolio companies will be in the Grades 4 or 5 categories from time to time. Part of the business of private finance is working with troubled portfolio companies to improve their businesses and protect our investment. The number of portfolio companies and related investment amount included in Grades 4 and 5 may fluctuate from period to period. We continue to follow our historical practice of working with such companies in order to recover the maximum amount of our investment. We continue to include our CMBS portfolio in Grade 2 assets, as we are uncertain as to whether the unrealized appreciation or depreciation on our CMBS portfolio at December 31, 2003, will necessarily result in a realized gain or loss.

     Loans and Debt Securities on Non-Accrual Status. Loans and debt securities on non-accrual status for which we have doubt about interest collection and are in workout status are classified as Grade 4 or 5 assets. In addition, from time to time we may not accrue interest on loans and debt securities to companies that are more than 50% owned by us depending on such company’s working capital needs. In these situations we may choose to defer current debt service.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     At December 31, 2003 and 2002, loans and debt securities at value not accruing interest for the total investment portfolio were as follows:

($ IN MILLIONS)	2003	2002

Loans and debt securities in workout status (classified as Grade 4 or 5)(1)	$69.4	$89.1
Not in workout — companies more than 50% owned	31.9	63.6
Not in workout — companies less than 50% owned	16.7	7.2

Total	$118.0	$159.9

Percentage of total portfolio	4.6%	6.4%

(1)	Workout loans and debt securities exclude equity securities that are included in the total Grade 4 and 5 assets above. Includes commercial real estate loans of $6.8 million and $13.0 million at December 31, 2003 and 2002, respectively.

     Loans and Debt Securities Over 90 Days Delinquent. Loans and debt securities greater than 90 days delinquent were $129.6 million and $103.1 million at value, or 5.0% and 4.1% of the total portfolio at December 31, 2003 and 2002, respectively. Included in this category were secured real estate loans and CMBS bonds valued at $44.0 million and $26.0 million, respectively.

     As a provider of long-term privately negotiated investment capital, we may defer payment of principal or interest from time to time. As a result, the amount of the private finance portfolio that is greater than 90 days delinquent or on non-accrual status may vary from period to period. The nature of our private finance portfolio company relationships frequently provides an opportunity for portfolio companies to amend the terms of payment to us or to restructure their debt and equity capital. During such restructuring, we may not receive or accrue interest or dividend payments. The investment portfolio is priced to provide current returns for shareholders assuming that a portion of the portfolio at any time may not be accruing interest currently. We also price our private finance investments for a total return including interest or dividends plus capital gains from the sale of equity securities.

     For CMBS bonds, interest payments are made to bondholders from the cash flow on the underlying collateral. To the extent there are defaults and unrecoverable losses on the underlying collateral resulting in reduced cash flows, the lower rated tranches of the CMBS bonds in which we invest may not receive current interest payments and, therefore, may become delinquent. However, if the reduced cash flows resulting from defaults or losses in the underlying collateral pool have been factored into our yield on the bonds, we may continue to accrue interest on the bonds to the extent that we expect to collect such interest over time.

     Given these factors, the amount of loans, debt securities, or CMBS bonds on non-accrual status or greater than 90 days delinquent is not necessarily an indication of future principal loss or loss of anticipated investment return. Our portfolio grading system is used as a means to assess loss of investment return or investment principal.

Hedging Activities

We have invested in CMBS bonds, which are purchased at prices that are based in part on comparable Treasury rates. We have entered into transactions with financial institutions to hedge against movement in Treasury rates on certain of the higher rated CMBS bonds and CDO bonds. These transactions, referred to as short sales, involve receiving the proceeds from the short sales of borrowed Treasury securities, with the obligation to replenish the borrowed Treasury securities at a later date based on the then current market price, whatever that price may be. Risks in these contracts arise from movements in the value of the borrowed Treasury securities due to changes in interest rates and from the possible inability of counterparties to meet the terms of their contracts. If the value of the borrowed Treasury securities increases, we will incur losses on these transactions. These losses are limited to the increase in value of the borrowed Treasury securities; conversely, the value of the hedged CMBS and CDO bonds would likely increase. If the value of the borrowed Treasury securities decreases, we will incur gains on these transactions which are limited to the decline in value of the borrowed Treasury securities; conversely, the value of the hedged CMBS and CDO bonds would likely decrease. We do not anticipate nonperformance by any counterparty in connection with these transactions.

     The total obligations to replenish borrowed Treasury securities, including accrued interest payable on the obligations, were $98.5 million and $197.0 million at December 31, 2003 and 2002, respectively. The net proceeds related to the sales of the borrowed Treasury securities plus the additional cash collateral provided under the terms of the transactions were $98.5 million and $194.7 million at December 31, 2003 and 2002, respectively. The amount of the hedge will vary from period to period depending upon the amount of higher rated CMBS bonds and CDO bonds that we own and have hedged on the balance sheet date.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS
Comparison of the Years Ended December 31, 2003, 2002, and 2001
The following table summarizes our operating results for the years ended December 31, 2003, 2002, and 2001.

				PERCENT				PERCENT
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2003	2002	CHANGE	CHANGE	2002	2001	CHANGE	CHANGE

Interest and Related Portfolio Income
Interest and dividends	$290,719	$264,042	$26,677	10%	$264,042	$240,464	$23,578	10%
Premiums from loan dispositions	8,172	2,776	5,396	194%	2,776	2,504	272	11%
Fees and other income	30,338	43,110	(12,772)	(30)%	43,110	46,142	(3,032)	(7)%

Total interest and related portfolio income	329,229	309,928	19,301	6%	309,928	289,110	20,818	7%

Expenses
Interest	77,233	70,443	6,790	10%	70,443	65,104	5,339	8%
Employee(1)	36,945	33,126	3,819	12%	33,126	29,656	3,470	12%
Administrative(1)	22,387	21,504	883	4%	21,504	15,299	6,205	41%

Total operating expenses	136,565	125,073	11,492	9%	125,073	110,059	15,014	14%

Net investment income before income taxes	192,664	184,855	7,809	4%	184,855	179,051	5,804	3%
Income tax expense (benefit)	(2,466)	930	(3,396)	365%	930	(412)	1,342	(326)%

Net investment income	195,130	183,925	11,205	6%	183,925	179,463	4,462	2%

Net Realized and Unrealized Gains (Losses)
Net realized gains	75,347	44,937	30,410	68%	44,937	661	44,276	6,698%
Net change in unrealized appreciation or depreciation	(78,466)	(571)	(77,895)	*	(571)	20,603	(21,174)	*

Total net gains (losses)	(3,119)	44,366	(47,485)	(107)%	44,366	21,264	23,102	109%

Net income	$192,011	$228,291	$(36,280)	(16)%	$228,291	$200,727	$27,564	14%

Diluted earnings per common share	$1.62	$2.20	$(0.58)	(26)%	$2.20	$2.16	$0.04	2%

Weighted average common shares outstanding — diluted	118,351	103,574	14,777	14%	103,574	93,003	10,571	11%

(1)	Employee and administrative expenses for the year ended December 31, 2002, include costs associated with the closing of our German office of $0.5 million and $2.5 million, respectively, for a total of $3.0 million, or $0.03 per common share.

*	Net change in unrealized appreciation or depreciation can fluctuate significantly from year to year.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     Total Interest and Related Portfolio Income. Total interest and related portfolio income includes interest and dividend income, premiums from loan dispositions, and fees and other income.

     Interest and dividend income for the years ended December 31, 2003, 2002, and 2001, was composed of the following:

($ IN MILLIONS)	2003	2002	2001

Interest	$275.3	$259.4	$237.1
Dividends	15.4	4.6	3.4

Total	$290.7	$264.0	$240.5

     The level of interest income is directly related to the balance of the interest-bearing investment portfolio outstanding during the period multiplied by the weighted average yield. The weighted average yield varies from period to period based on the current stated interest rate earned on interest-bearing investments and the amount of loans and debt securities for which interest is not accruing. The interest-bearing investments in the portfolio and the weighted average yield on the interest-bearing investments in the portfolio at December 31, 2003, 2002, and 2001, was as follows:

($ IN MILLIONS)	2003	2002	2001

Interest-bearing portfolio	$1,888.4	$1,896.2	$1,842.4
Portfolio yield	14.7%	14.0%	14.3%

     Dividend income results from the dividend yield on preferred equity interests, if any, or the declaration of dividends by a portfolio company on preferred or common equity interests. Dividend income will vary from period to period depending upon the level of yield on our preferred equity interests and the timing and amount of dividends that are declared by a portfolio company on preferred or common equity interests. Dividend income increased in 2003 primarily due to the receipt of dividends from BLX on the Class B equity interests held by us. The total dividend declared by BLX was $7.8 million and this dividend was paid through the issuance of additional Class B equity interests.

     Included in premiums from loan dispositions are prepayment premiums of $8.2 million, $2.8 million, and $2.0 million for the years ended December 31, 2003, 2002, and 2001, respectively. Prepayment premiums increased in 2003 due to an increase in loan prepayments during the prepayment penalty period. While the scheduled maturities of private finance and commercial real estate loans range from five to ten years, it is not unusual for our borrowers to refinance or pay off their debts to us ahead of schedule. Therefore, we generally structure our loans to require a prepayment premium for the first three to five years of the loan.

     Fees and other income primarily include fees related to financial structuring, diligence, transaction services, management services to portfolio companies, guarantees, and other advisory services. As a business development company, we are required to make significant managerial assistance available to the companies in our investment portfolio. Managerial assistance includes management and consulting services including, but not limited to, corporate finance, information technology, marketing, human resources, personnel and board member recruiting, corporate governance, and risk management.

     Fees and other income for the years ended December 31, 2003, 2002, and 2001, included fees relating to the following:

($ IN MILLIONS)	2003	2002	2001

Structuring and diligence	$6.1	$15.0	$15.5
Transaction and other services provided to portfolio companies	4.5	4.4	16.6
Management services provided to portfolio companies, other advisory services and guaranty fees	18.7	23.2	13.1
Other income	1.0	0.5	0.9

Total	$30.3	$43.1	$46.1

     Fees and other income are generally related to specific transactions or services and therefore may vary substantially from period to period depending on the level and types of services provided. Loan origination fees that represent yield enhancement on a loan are capitalized and amortized into interest income over the life of the loan.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     BLX and Hillman were our most significant portfolio investments at December 31, 2003, and together represented 19.1%, 15.6%, and 13.2% of our total assets at December 31, 2003, 2002, and 2001, respectively. Total interest and related portfolio income earned from these investments for the years ended December 31, 2003, 2002, and 2001, were $56.4 million, $49.5 million, and $39.6 million, respectively.

     In February 2004, we entered into an agreement to sell Hillman. We anticipate the sale transaction to close early in the second quarter of 2004. As part of the transaction, we expect to be repaid in full on our currently outstanding debt securities of $44.0 million and expect to provide up to $47.5 million in new debt financing to Hillman in conjunction with the transaction. Upon completion of the sale, we will no longer receive a management fee from Hillman. We estimate that this transaction will result in a net reduction to interest and related portfolio income for 2004 of approximately $2.4 million.

     In July 2002, we sold WyoTech Acquisition Corporation, which was a significant portfolio investment during 2002 and 2001. Total interest and related portfolio income earned on this investment for the years ended December 31, 2002 and 2001, was $3.6 million and $5.5 million, respectively.

     Operating Expenses. Operating expenses include interest, employee, and administrative expenses. Our single largest expense is interest on our indebtedness. The fluctuations in interest expense during the years ended December 31, 2003, 2002, and 2001, are primarily attributable to changes in the level of our borrowings under various notes payable and debentures and our revolving line of credit. Our borrowing activity and weighted average interest cost, including fees and closing costs, at and for the years ended December 31, 2003, 2002, and 2001, were as follows:

($ IN MILLIONS)	2003	2002	2001

Total Outstanding Debt	$954.2	$998.5	$1,020.8
Average Outstanding Debt	$943.5	$938.1	$847.1
Weighted Average Interest Cost	7.5%	6.9%	7.0%

     In addition to interest on indebtedness, interest expense includes interest on our obligations to replenish borrowed Treasury securities related to our hedging activities of $5.9 million and $1.7 million for the years ended December 31, 2003 and 2002, respectively.

     Employee expenses include salaries and employee benefits. The change in employee expense reflects the effect of wage increases, increased staffing, and the change in mix of employees given their area of responsibility and relevant experience level. Total employees were 125, 105, and 97 at December 31, 2003, 2002, and 2001, respectively. During the fourth quarter of 2002, we closed our office in Frankfurt, Germany, and as a result, we incurred additional employee costs of $0.5 million for the year ended December 31, 2002.

     Administrative expenses include legal and accounting fees, insurance premiums, the cost of leases for our headquarters in Washington, DC, and our regional offices, stock record expenses, directors’ fees, and various other expenses. Administrative expenses have increased over the last two years from $15.3 million for the year ended December 31, 2001, to $22.4 million for the year ended December 31, 2003.

     Administrative expenses were $21.5 million for 2002, a $6.2 million increase over administrative expenses of $15.3 million for 2001. Higher expenses for 2002 were related to increased costs associated with legal, consulting and other fees related to market activity in our stock, including costs incurred to defend against class action lawsuits, of approximately $1.6 million, corporate liability insurance of $0.9 million, travel costs of $0.7 million, and outsourced technology assistance of $0.7 million. In addition, for 2002 we incurred administrative costs of $2.5 million related to the closing of our office in Frankfurt, Germany. Excluding costs associated with closing the Germany office, administrative expenses for 2002 were $19.0 million, an increase of $3.7 million over 2001.

     Administrative expenses were $22.4 million for 2003, a $0.9 million increase over administrative expenses of $21.5 million for 2002. Excluding costs associated with closing the Germany office in 2002, administrative expenses for 2003 increased by $3.4 million over 2002. The net increase in legal, accounting, consulting and other fees for 2003 as compared to 2002 was $0.8 million. While fees related to market activity in our stock were substantially lower in 2003 as compared to 2002, the level of professional fees incurred in 2003 still increased over 2002 as we incurred significant legal, accounting, consulting and other fees in 2003 related to the implementation of the requirements under the Sarbanes-Oxley Act of 2002. The remaining increase in administrative expenses for 2003 over 2002 was primarily due to increased costs associated with corporate liability insurance of $1.4 million, travel costs of $0.6 million, and directors’ fees of $0.5 million.

     Income Tax Expense (Benefit). Our wholly owned subsidiary, AC Corp, is a corporation subject to federal and state income taxes and records an expense or benefit for income taxes as appropriate. For the years ended December 31, 2003 and 2001, we recorded a tax benefit of $2.5 million and $0.4 million, respectively, as a result of AC Corp’s operating loss for the periods. For the year ended December 31, 2002, we recorded tax expense of $0.9 million as a result of AC Corp’s operating income for the period.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     Realized Gains and Losses. Net realized gains result from the sale of equity securities associated with certain private finance investments, the sale of CMBS bonds, and the realization of unamortized discount resulting from the sale and early repayment of private finance loans and commercial mortgage loans, offset by losses on investments. Net realized gains and losses for the years ended December 31, 2003, 2002, and 2001, were as follows:

($ IN MILLIONS)	2003	2002	2001

Realized Gains	$94.3	$95.5	$10.1
Realized Losses	(19.0)	(50.6)	(9.4)

Net Realized Gains	$75.3	$44.9	$0.7

     Realized gains and losses for the years ended December 31, 2003, 2002, and 2001, resulted from various private finance and commercial real estate finance transactions.

     Realized gains for the year ended December 31, 2003, primarily resulted from transactions involving 11 private finance portfolio companies, including Blue Rhino Corporation ($12.6 million), CyberRep ($9.6 million), Morton Grove Pharmaceuticals, Inc. ($8.5 million), Warn Industries, Inc. ($8.0 million), Woodstream Corporation ($6.6 million), Kirkland’s Inc. ($3.0 million), Julius Koch USA, Inc. ($2.8 million), GC-Sun Holdings II, LP ($2.5 million), Interline Brands, Inc. ($1.7 million), WyoTech Acquisition Corporation ($1.3 million), and Advantage Mayer, Inc. ($1.2 million). In addition, gains were also realized on CMBS bonds ($31.6 million, net of a net realized loss of $2.9 million from hedges related to the CMBS bonds sold) and commercial real estate investments ($1.7 million).

     Realized gains for the year ended December 31, 2002, primarily resulted from transactions involving eight private finance portfolio companies, including WyoTech Acquisition Corporation ($60.8 million), Aurora Communications, LLC ($4.9 million), Oriental Trading Company, Inc. ($2.5 million), Kirkland’s, Inc. ($2.2 million), American Home Care Supply, LLC ($1.3 million), Autania AG ($0.8 million), FTI Consulting, Inc. ($0.7 million), and Cumulus Media, Inc. ($0.5 million). In addition, gains were also realized on CMBS bonds ($19.1 million, net of a realized loss of $0.5 million from a hedge related to the CMBS bonds sold), and one commercial real estate investment ($1.3 million). The sale of WyoTech in 2002 was subject to post-closing adjustments, and during 2003, we recognized an additional realized gain of $1.3 million related to post-closing items.

     Realized gains for the year ended December 31, 2001, primarily resulted from transactions involving three private finance portfolio companies, including FTI Consulting, Inc. ($4.6 million), SunSource Inc. ($2.5 million), and Southwest PCS, LLC ($0.8 million), and the sale of CMBS bonds ($1.7 million).

     For the years ended December 31, 2003, 2002, and 2001, we reversed previously recorded unrealized appreciation totaling $78.5 million, $78.8 million, and $6.5 million, respectively, when gains were realized. When we exit an investment and realize a gain, we make an accounting entry to reverse any unrealized appreciation we had previously recorded to reflect the appreciated value of the investment.

     Realized losses for the year ended December 31, 2003, primarily resulted from transactions involving three private finance portfolio companies, including Allied Office Products, Inc. ($7.7 million), Candlewood Hotel Company ($2.7 million), and North American Archery, LLC ($2.1 million), and eight transactions involving commercial mortgage loans ($5.9 million).

     Realized losses for the year ended December 31, 2002, primarily resulted from transactions involving 11 private finance portfolio companies, including Velocita, Inc. ($16.0 million), Schwinn Holdings Corporation ($7.9 million), Convenience Corporation of America ($5.8 million), Startec Global Communications Corporation ($4.5 million), The Loewen Group, Inc. ($2.7 million), Monitoring Solutions, Inc. ($1.7 million), Most Confiserie ($1.0 million), NetCare AG ($1.0 million), iSolve Incorporated ($0.9 million), Sure-Tel, Inc. ($0.5 million), and Soff-Cut Holdings, Inc. ($0.5 million), and also from nine commercial real estate investments ($4.7 million).

     Realized losses for the year ended December 31, 2001, primarily resulted from transactions involving three private finance portfolio companies, including Pico Products, Inc. ($2.9 million), Allied Office Products, Inc. ($2.5 million), and Genesis Worldwide, Inc. ($1.1 million), and the continued liquidation of our whole loan commercial real estate portfolio.

     For the years ended December 31, 2003, 2002, and 2001, we reversed previously recorded unrealized depreciation totaling $20.3 million, $49.0 million, and $8.9 million, respectively, when losses were realized. When we exit an investment and realize a loss, we make an accounting entry to reverse any unrealized depreciation we had previously recorded to reflect the depreciated value of the investment.

     Change in Unrealized Appreciation or Depreciation. We determine the value of each investment in our portfolio on a quarterly basis, and changes in value result in unrealized appreciation or depreciation being recognized in our statement of operations. Value, as defined in Section 2(a)(41) of the Investment Company Act of 1940, is (i) the market price for those securities for which a market quotation is readily available and (ii) for all other securities and assets, fair value is as determined in good faith by the board of directors. Since there is typically no readily available market value for the investments in our portfolio, we value substantially all of our portfolio investments at fair value as determined in good faith by the board of directors pursuant to a valuation policy and a consistently applied valuation process. At December 31, 2003, portfolio investments recorded at fair value were approximately 85% of our total assets. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments determined in good faith by the board of directors may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. Unlike banks, we are not permitted to provide a general reserve for anticipated loan losses. Instead, we are required to specifically value each individual investment on a quarterly basis. We will record unrealized depreciation on investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the portfolio company does not currently support the cost of our debt or equity investment. Enterprise value means the entire value of the company to a potential buyer, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. We will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our equity security has also appreciated in value. Changes in fair value are recorded in the statement of operations as net change in unrealized appreciation or depreciation.

     As a business development company, we invest in illiquid securities including debt and equity securities of companies, non-investment grade CMBS bonds, and CDO bonds and preferred shares. The structure of each private finance debt and equity security is specifically negotiated to enable us to protect our investment and maximize our returns. We include many terms governing interest rate, repayment terms, prepayment penalties, financial covenants, operating covenants, ownership parameters, dilution parameters, liquidation preferences, voting rights, and put or call rights. Our investments are generally subject to restrictions on resale and generally have no established trading market. Because of the type of investments that we make and the nature of our business, our valuation process requires an analysis of various factors. Our fair value methodology includes the examination of, among other things, the underlying investment performance, financial condition, and market changing events that impact valuation.

     Valuation Methodology—Private Finance. Our process for determining the fair value of a private finance investment begins with determining the enterprise value of the portfolio company. The fair value of our investment is based on the enterprise value at which the portfolio company could be sold in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The liquidity event whereby we exit a private finance investment is generally the sale, the recapitalization or, in some cases, the initial public offering of the portfolio company.

     There is no one methodology to determine enterprise value and, in fact, for any one portfolio company, enterprise value is best expressed as a range of fair values, from which we derive a single estimate of enterprise value. To determine the enterprise value of a portfolio company, we analyze its historical and projected financial results. We generally require portfolio companies to provide annual audited and quarterly unaudited financial statements, as well as annual projections for the upcoming fiscal year. Typically in the private equity business, companies are bought and sold based on multiples of EBITDA, cash flow, net income, revenues or, in limited instances, book value. The private equity industry uses financial measures such as EBITDA or EBITDAM (Earnings Before Interest, Taxes, Depreciation, Amortization and, in some instances, Management fees) in order to assess a portfolio company’s financial performance and to value a portfolio company. EBITDA and EBITDAM are not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States of America and such information should not be considered as an alternative to net income, cash flow from operations, or any other measure of performance prescribed by accounting principles generally accepted in the United States of America. When using EBITDA to determine enterprise value, we may adjust EBITDA for non-recurring items. Such adjustments are intended to normalize EBITDA to reflect the portfolio company’s earnings power. Adjustments to EBITDA may include compensation to previous owners, acquisition, recapitalization, or restructuring related items or one-time non-recurring income or expense items.

     In determining a multiple to use for valuation purposes, we look to private merger and acquisition statistics, discounted public trading multiples or industry practices. In estimating a reasonable multiple, we consider not only the fact that our portfolio company may be a private company relative to a peer group of public comparables, but we also consider the size and scope of our portfolio company and its specific strengths and weaknesses. In some cases, the best valuation methodology may be a discounted cash flow analysis based on future projections. If a portfolio company is distressed, a liquidation analysis may provide the best indication of enterprise value.

     If there is adequate enterprise value to support the repayment of our debt, the fair value of our loan or debt security normally corresponds to cost unless the borrower’s condition or other factors lead to a determination of fair value at a different amount. The fair value of equity interests in portfolio companies is determined based on various factors, including the enterprise value remaining for equity holders after the repayment of the portfolio company’s debt and other preference capital, and other pertinent factors such as recent offers to purchase a portfolio company, recent transactions involving the purchase or sale of the portfolio company’s equity securities, or other liquidation events. The determined equity values are generally discounted when we have a minority position, restrictions on resale, specific concerns about the receptivity of the capital markets to a specific company at a certain time, or other factors.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     Valuation Methodology — CMBS Bonds and CDO Bonds and Preferred Shares. CMBS bonds and CDO bonds and preferred shares are carried at fair value, which is based on a discounted cash flow model that utilizes prepayment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow and comparable yields for similar CMBS bonds and CDO bonds and preferred shares. Our assumption with regard to discount rate is based on the yield of comparable securities. We recognize unrealized appreciation or depreciation on our CMBS bonds and CDO bonds and preferred shares as comparable yields in the market change and/or based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

     Net Change in Unrealized Appreciation or Depreciation. For the portfolio, net change in unrealized appreciation or depreciation for the years ended December 31, 2003, 2002, and 2001, consisted of the following:

($ IN MILLIONS)	2003	2002	2001

Net unrealized appreciation or depreciation	$(20.3)	$29.2	$18.2
Reversal of previously recorded unrealized appreciation associated with realized gains	(78.5)	(78.8)	(6.5)
Reversal of previously recorded unrealized depreciation associated with realized losses	20.3	49.0	8.9

Net change in unrealized appreciation or depreciation	$(78.5)	$(0.6)	$20.6

     At December 31, 2003, our two most significant portfolio investments were in BLX and Hillman. The following is a summary of the methodology that we used to determine the fair value of these investments.

     Business Loan Express, LLC. To determine the value of our investment in BLX at December 31, 2003, we performed four separate valuation analyses to determine a range of values: (1) analysis of comparable public company trading multiples, (2) analysis of BLX’s value assuming an initial public offering, (3) analysis of merger and acquisition transactions for financial services companies, and (4) a discounted dividend analysis. We performed the analyses with the assistance of a consultant, JMP Securities LLC.

     With respect to the analysis of comparable public company trading multiples and the analysis of BLX’s value assuming an initial public offering, we compute a median trailing and forward price earnings multiple to apply to BLX’s pro-forma net income adjusted for certain capital structure changes that we believe would likely occur should the company be sold. Each quarter we evaluate which public commercial finance companies should be included in the comparable group. Since December 31, 2002, we have consistently used CIT Group, Inc., Financial Federal Corporation, GATX Corporation, PMC Capital, Inc., and HPSC, Inc. in the comparable group. At December 31, 2002, we also included DVI, Inc. and Vestin Group, Inc. in the group; however, beginning with the quarter ended September 30, 2003, these companies were no longer included in the group because they were no longer deemed comparable due to specific matters related to those companies. Beginning with the quarter ended September 30, 2003, we added CapitalSource Inc. to the group as this company went public during the third quarter of 2003. Beginning with December 31, 2003, we added Marlin Business Services Corp. to the comparable group since this company went public during the fourth quarter of 2003. As of December 31, 2003, PMC Capital, Inc. and HSPC, Inc. were removed from the public comparable group and instead included with the merger and acquisitions transactions for financial services companies group because both companies announced agreements to sell their respective company.

     The SBA 7(a) Guaranteed Loan Program is currently operating under certain limitations due to a high demand for 7(a) loans and an inadequate federal budget authority. At this time, based upon our analysis of BLX’s position in the market, the strength of its non-SBA conventional loan program and the current state of the SBA 7(a) loan program, we do not believe there will be any long-term adverse effect on BLX. At December 31, 2003, we did, however, take an additional discount in determining the value of our investment in BLX to account for the recent uncertainty surrounding the SBA 7(a) program. After this discount, our investment in BLX at December 31, 2003, was valued at $342.2 million. This fair value was within the range of values determined by the four valuation analyses. Unrealized appreciation on our investment was $87.1 million at December 31, 2003, an increase in unrealized appreciation of $51.7 million for the year ended December 31, 2003.

     The value of our investment in BLX’s Class B and Class C equity interests was $254.3 million at December 31, 2003. The value of our Class B and Class C equity interests are at an implied trailing price to pro-forma earnings ratio of approximately 10.8 times and on an implied forward projected price to pro-forma earnings ratio of approximately 8.7 times. The fair value of BLX’s Class B and Class C equity interests is at an implied multiple of investor cost basis of approximately 1.5 times.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     The Hillman Companies, Inc. In February of 2004, a definitive agreement was signed to sell Hillman that indicated an enterprise value for the company of $510 million. At December 31, 2003, we estimated the enterprise value for Hillman to be approximately $500 million, given that the sale is still subject to working capital and other adjustments and certain closing conditions. At an enterprise value of $500 million, our investment in Hillman at value totaled $234.5 million at December 31, 2003. This included unrealized appreciation of $139.9 million, an increase in unrealized appreciation of $52.0 million for the year ended December 31, 2003.

OTHER MATTERS

Per Share Amounts. All per share amounts included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section have been computed using the weighted average shares used to compute diluted earnings per share, which were 118.4 million, 103.6 million, and 93.0 million for the years ended December 31, 2003, 2002, and 2001, respectively.

     Regulated Investment Company Status. We have elected to be taxed as a regulated investment company under Subchapter M of the Code. As long as we qualify as a regulated investment company, we are not taxed on our investment company taxable income or realized capital gains, to the extent that such taxable income or gains are distributed, or deemed to be distributed, as dividends to our shareholders on a timely basis. Annual tax distributions generally differ from net income for the fiscal year due to temporary and permanent differences in the recognition of income and expenses, returns of capital and net unrealized appreciation or depreciation, which are not included in taxable income.

     In order to maintain our status as a regulated investment company, we must, in general, (1) continue to qualify as a business development company; (2) derive at least 90% of our gross income from dividends, interest, gains from the sale of securities and other specified types of income; (3) meet asset diversification requirements as defined in the Code; and (4) distribute annually to shareholders at least 90% of our investment company taxable income as defined in the Code. We intend to take all steps necessary to continue to qualify as a regulated investment company. However, there can be no assurance that we will continue to qualify for such treatment in future years.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Cash Flow From Operating Activities

Our portfolio has historically generated significant cash flow from which we pay dividends to shareholders and fund new investment activity. Cash generated from the portfolio includes cash flow from net investment income and net realized gains, repayments of investment principal, and proceeds from investment sales. Cash flow provided by our operating activities before new investment activity for the years ended December 31, 2003, 2002, and 2001 was as follows:

($ IN MILLIONS)	2003	2002	2001

Net cash provided by (used in) operating activities	$79.9	$65.3	$(344.4)
Add: portfolio investments funded	930.6	506.4	675.2

Total cash provided by operating activities before new investments	$1,010.5	$571.7	$330.8

     Because of the significant amount of cash provided by operating activities before new investments, we generate sufficient cash flow to fund our operating activities as well as pay dividends to shareholders.

     Dividends to common shareholders for the years ended December 31, 2003, 2002, and 2001, were $267.8 million, $229.9 million and $186.2 million, respectively, for total regular quarterly dividends of $2.28, $2.20 and $2.01 per common share, respectively. An extra cash dividend of $0.03 per common share was declared during 2002 and was paid to shareholders on January 9, 2003. For the first quarter of 2004, the board of directors has declared a dividend of $0.57 per common share. The first quarter 2004 dividend is payable on March 31, 2004, with a record date of March 12, 2004.

     Dividends are paid based on our taxable income, which includes our taxable interest, dividend and fee income, as well as taxable net capital gains. Taxable income generally differs from net income for financial reporting purposes due to temporary and permanent differences in the recognition of income and expenses and excludes net unrealized appreciation or depreciation, as gains or losses are not included in taxable income until they are realized. Taxable income includes non-cash income, such as changes in accrued and reinvested interest and dividends and the amortization of discounts and fees. Non-cash taxable income is reduced by non-cash expenses, such as realized losses and depreciation and amortization expense.

     Our board of directors evaluates whether to retain or distribute taxable net capital gains on an annual basis. Our dividend policy allows us to continue to distribute capital gains, but will also allow us to retain gains to support future growth. Our board of directors reviews the dividend rate quarterly, and may adjust the quarterly dividend throughout the year.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     Because of the level of cash flow provided in 2003, we ended the year with $214.2 million in cash and cash equivalents. We invest otherwise uninvested cash in U.S. government- or agency-issued or guaranteed securities that are backed by the full faith and credit of the United States, or in high quality, short-term repurchase agreements fully collateralized by such securities.

     At December 31, 2003, we had significant outstanding commitments to fund investments totaling $446.8 million. We intend to fund these commitments and prospective investment opportunities with existing cash, through cash flow from operations before new investments, through borrowings under our line of credit or other long-term debt agreements, or through the sale or issuance of new equity capital.

Debt and Equity Capital

Because we are a regulated investment company, we distribute our taxable income and, therefore, require external capital for asset growth. As a result, from time to time we will raise growth capital in the form of new debt or equity capital.

     At December 31, 2003, 2002, and 2001, our total assets, total debt outstanding, total shareholders’ equity, debt to equity ratio and asset coverage for senior indebtedness were as follows:

($ IN MILLIONS)	2003	2002	2001

Total assets	$3,019.9	$2,794.3	$2,460.7
Total debt outstanding	$954.2	$998.5	$1,020.8
Total shareholders’ equity	$1,914.6	$1,546.1	$1,352.1
Debt to equity ratio	0.50	0.65	0.75
Asset coverage ratio(1)	322%	270%	245%

(1)	As a business development company, we are generally required to maintain a minimum ratio of 200% of total assets to total borrowings.

     We currently target a debt to equity ratio ranging between 0.50:1.00 to 0.65:1.00, and over the past three years, we have intentionally deleveraged the balance sheet to move the leverage ratio to the low end of the target debt to equity ratio range. We have been in a period of economic uncertainty, and we believe that it is prudent to operate with a larger equity capital base and less leverage. For the years ended December 31, 2003 and 2002, we raised equity of $422.9 million and $172.8 million, respectively, including $86.5 million raised through a non-transferable rights offering during 2002. In addition, we raised $21.2 million and $22.1 million through the exercise of employee options, the collection of notes receivable from the sale of common stock, and the issuance of shares through our dividend reinvestment plan for the years ended December 31, 2003 and 2002, respectively.

     We employ an asset-liability management strategy that focuses on matching the estimated maturities of our loan and investment portfolio to the estimated maturities of our borrowings. We use our revolving line of credit facility as a means to bridge to long-term financing in the form of debt or equity capital, which may or may not result in temporary differences in the matching of estimated maturities. Availability on the revolving line of credit, net of amounts committed for standby letters of credit issued under the line of credit facility, was $487.0 million on December 31, 2003. We evaluate our interest rate exposure on an ongoing basis. Generally, we seek to fund our primarily fixed-rate investment portfolio with fixed-rate debt or equity capital. To the extent deemed necessary, we may hedge variable and short-term interest rate exposure through interest rate swaps or other techniques.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

At December 31, 2003, we had outstanding debt as follows:

			ANNUAL
	FACILITY	AMOUNT	INTEREST
($ IN MILLIONS)	AMOUNT	OUTSTANDING	COST(1)

Notes payable and debentures:
Unsecured long-term notes payable	$854.0	$854.0	7.2%
SBA debentures	101.8	94.5	8.1%
OPIC loan	5.7	5.7	6.6%

Total notes payable and debentures	961.5	954.2	7.3%
Revolving line of credit	532.5	—	—	(2)

Total debt	$1,494.0	$954.2	7.5	%(2)

(1)	The weighted average annual interest cost is computed as the (a) annual stated interest rate on the debt plus the annual amortization of commitment fees and other facility fees that are recognized into interest expense over the contractual life of the respective borrowings, divided by (b) debt outstanding on the balance sheet date.

(2)	There were no amounts drawn on the revolving line of credit at December 31, 2003. The annual interest cost for total debt includes the annual cost of commitment fees and other facility fees on the revolving line of credit regardless of the amount outstanding on the facility as of the balance sheet date. The annual cost of commitment fees and other facility fees on the revolving line of credit is currently $2.7 million.

     Unsecured Long-Term Notes. We have issued long-term debt to institutional lenders, primarily insurance companies. The notes have five-or seven-year maturities, with maturity dates beginning in 2004. The notes require payment of interest only semi-annually, and all principal is due upon maturity. On May 14, 2003, we issued $153 million of five-year and $147 million of seven-year unsecured long-term notes, primarily to insurance companies. The five- and seven-year notes have fixed interest rates of 5.45% and 6.05%, respectively, and have substantially the same terms as our existing unsecured long-term notes. On May 30, 2003, $140 million of our existing unsecured long-term notes matured and we used the proceeds from the new long-term note issuance to repay this amount.

     Small Business Administration Debentures. We, through our small business investment company subsidiary, have debentures payable to the Small Business Administration with contractual maturities of ten years. The notes require payment of interest only semi-annually, and all principal is due upon maturity. Under the small business investment company program, we may borrow up to $116.0 million from the Small Business Administration. At December 31, 2003, we had a commitment from the Small Business Administration to borrow up to an additional $7.3 million above the current amount outstanding. The commitment expires on September 30, 2005.

     Revolving Line of Credit. We have an unsecured revolving line of credit with a committed amount of $532.5 million. The committed amount may be further expanded through new or additional commitments up to $600 million at our option. The revolving line of credit expires in April 2005, with the right to extend the maturity for one additional year at our option under substantially similar terms. As of December 31, 2003, $487.0 million remained unused and available, net of amounts committed for standby letters of credit of $45.5 million issued under the line of credit facility. Net repayments on the revolving line of credit for the year ended December 31, 2003, were $204.3 million. The credit facility generally bears interest at a rate, at our option, equal to (i) the one-month LIBOR plus 1.50%, (ii) the Bank of America, N.A. cost of funds plus 1.50% or (iii) the higher of the Bank of America, N.A. prime rate or the Federal Funds rate plus 0.50%. The line of credit generally requires monthly payments of interest, and all principal is due upon maturity.

     We have various financial and operating covenants required by the revolving line of credit and notes payable and debentures. These covenants require us to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. Our credit facilities limit our ability to declare dividends if we default under certain provisions. As of December 31, 2003, we were in compliance with these covenants.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     The following table shows our significant contractual obligations for the repayment of debt and payment of other contractual obligations as of December 31, 2003.

	PAYMENTS DUE BY YEAR

($ IN MILLIONS)	TOTAL	2004	2005	2006	2007	2008	AFTER 2008

Notes payable and debentures:
Unsecured long-term notes payable	$854.0	$214.0	$165.0	$175.0	$—	$153.0	$147.0
SBA debentures	94.5	7.0	14.0	—	—	—	73.5
OPIC loan	5.7	—	—	5.7	—	—	—
Revolving line of credit(1)	—	—	—	—	—	—	—
Operating leases	18.4	2.7	2.7	2.6	2.5	2.6	5.3

Total contractual obligations	$972.6	$223.7	$181.7	$183.3	$2.5	$155.6	$225.8

Total due within 1 year	$223.7	$223.7	$—	$—	$—	$—	$—
Total due 1 to 3 years	365.0	—	181.7	183.3	—	—	—
Total due 3 to 5 years	158.1	—	—	—	2.5	155.6	—
Total due more than 5 years	225.8	—	—	—	—	—	225.8

Total contractual obligations	$972.6	$223.7	$181.7	$183.3	$2.5	$155.6	$225.8

(1)	The revolving line of credit expires in April 2005 and may be extended under substantially similar terms for one additional year at our option. We assume that we would exercise our option to extend the revolving line of credit resulting in an assumed maturity of April 2006. At December 31, 2003, there were no amounts drawn under the facility and $487.0 million remained unused and available, net of amounts committed for standby letters of credit of $45.5 million issued under the credit facility.

     The following table shows our contractual commitments that may have the effect of creating, increasing, or accelerating our liabilities as of December 31, 2003.

	AMOUNT OF COMMITMENT EXPIRATION PER YEAR

($ IN MILLIONS)	TOTAL	2004	2005	2006	2007	2008	AFTER 2008

Guarantees	$83.4	$79.0	$0.4	$0.2	$0.2	$—	$3.6
Standby letters of credit	45.5	—	3.0	42.5	—	—	—

Total commitments	$128.9	$79.0	$3.4	$42.7	$0.2	$—	$3.6

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

CRITICAL ACCOUNTING POLICIES

The consolidated financial statements are based on the selection and application of critical accounting policies, which require management to make significant estimates and assumptions. Critical accounting policies are those that are both important to the presentation of our financial condition and results of operations and require management’s most difficult, complex, or subjective judgments. Our critical accounting policies are those applicable to the valuation of investments and certain revenue recognition matters as discussed below.

     Valuation of Portfolio Investments. As a business development company, we invest in illiquid securities including debt and equity securities of companies, non-investment grade CMBS, and the bonds and preferred shares of CDOs. Our investments are generally subject to restrictions on resale and generally have no established trading market. We value substantially all of our investments at fair value as determined in good faith by the board of directors in accordance with our valuation policy. We determine fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. Our valuation policy considers the fact that no ready market exists for substantially all of the securities in which we invest. Our valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. We will record unrealized depreciation on investments when we believe that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the portfolio company does not currently support the cost of our debt or equity investments. Enterprise value means the entire value of the company to a potential buyer, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. We will record unrealized appreciation if we believe that the underlying portfolio company has appreciated in value and, therefore, our equity security has also appreciated in value. The value of investments in publicly traded securities are determined using quoted market prices discounted for restrictions on resale, if any.

     Loans and Debt Securities. For loans and debt securities, fair value generally approximates cost unless the borrower’s enterprise value, overall financial condition or other factors lead to a determination of fair value at a different amount.

     When we receive nominal cost warrants or free equity securities (“nominal cost equity”), we allocate our cost basis in our investment between debt securities and nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

     Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, we will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Interest on loans and debt securities is not accrued if we have doubt about interest collection. Loans in workout status that are classified as Grade 4 or 5 assets under our internal grading system do not accrue interest. In addition, interest may not accrue on loans or debt securities to portfolio companies that are more than 50% owned by us depending on such company’s working capital needs. Loan origination fees, original issue discount, and market discount are capitalized and then amortized into interest income using the effective interest method. Upon the prepayment of a loan or debt security, any unamortized loan origination fees are recorded as interest income and any unamortized original issue discount or market discount is recorded as a realized gain. Prepayment premiums are recorded on loans and debt securities when received.

     Equity Securities. Our equity interests in portfolio companies for which there is no liquid public market are valued at fair value based on the enterprise value of the portfolio company, which is determined using various factors, including cash flow from operations of the portfolio company and other pertinent factors, such as recent offers to purchase a portfolio company, recent transactions involving the purchase or sale of the portfolio company’s equity securities, or other liquidation events. The determined equity values are generally discounted to account for restrictions on resale and minority ownership positions.

     The value of our equity interests in public companies for which market quotations are readily available is based on the closing public market price on the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

     Dividend income is recorded on preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected, and on common equity securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     Commercial Mortgage-Backed Securities (“CMBS”) and Collateralized Debt Obligations (“CDO”). CMBS bonds and CDO bonds and preferred shares are carried at fair value, which is based on a discounted cash flow model that utilizes prepayment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow, and comparable yields for similar CMBS bonds and CDO bonds and preferred shares. We recognize unrealized appreciation or depreciation on our CMBS bonds and CDO bonds and preferred shares as comparable yields in the market change and/or based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

     We recognize income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in actual and estimated prepayment speeds or actual and estimated credit losses. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds and CDO bonds and preferred shares from the date the estimated yield is changed.

     Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation. Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the cost basis of the investment without regard to unrealized appreciation or depreciation previously recognized, and include investments charged off during the year, net of recoveries. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period.

     Fee Income. Fee income includes fees for guarantees and services rendered by us to portfolio companies and other third parties such as diligence, structuring, transaction services, management services, and investment advisory services. Guaranty fees are recognized as income over the related period of the guaranty. Diligence, structuring, and transaction services fees are generally recognized as income when services are rendered or when the related transactions are completed. Management and investment advisory services fees are generally recognized as income as the services are rendered.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

	DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)	2003	2002

Assets
Portfolio at value:
Private finance
Companies more than 25% owned (cost: 2003— $755,024; 2002— $628,535)	$900,317	$710,587
Companies 5% to 25% owned (cost: 2003— $195,600; 2002— $219,124)	218,305	255,677
Companies less than 5% owned (cost: 2003— $955,507; 2002— $863,243)	784,050	776,951

Total private finance	1,902,672	1,743,215
Commercial real estate finance (cost: 2003— $694,929; 2002— $718,312)	681,927	744,952

Total portfolio at value	2,584,599	2,488,167

Deposits of proceeds from sales of borrowed Treasury securities	98,527	194,745
Accrued interest and dividends receivable	53,079	40,354
Other assets	69,498	59,867
Cash and cash equivalents	214,167	11,186

Total assets	$3,019,870	$2,794,319

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable and debentures (maturing within one year: 2003— $221,000; 2002— $140,000)	$954,200	$794,200
Revolving line of credit	—	204,250
Obligations to replenish borrowed Treasury securities	98,525	197,027
Accounts payable and other liabilities	46,568	45,771

Total liabilities	1,099,293	1,241,248

Commitments and contingencies
Preferred stock	6,000	7,000
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 128,117,985 and 108,698,409 shares issued and outstanding at December 31, 2003 and 2002, respectively	13	11
Additional paid-in capital	1,985,652	1,547,183
Notes receivable from sale of common stock	(18,632)	(24,704)
Net unrealized appreciation (depreciation) on portfolio	(39,055)	39,411
Undistributed (distributions in excess of) earnings	(13,401)	(15,830)

Total shareholders’ equity	1,914,577	1,546,071

Total liabilities and shareholders’ equity	$3,019,870	$2,794,319

Net asset value per common share	$14.94	$14.22

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Operations

	FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Interest and Related Portfolio Income
Interest and dividends
Companies more than 25% owned	$62,563	$40,185	$25,264
Companies 5% to 25% owned	25,727	28,629	27,656
Companies less than 5% owned	202,429	195,228	187,544

Total interest and dividends	290,719	264,042	240,464
Premiums from loan dispositions
Companies more than 25% owned	141	—	1,011
Companies 5% to 25% owned	685	200	400
Companies less than 5% owned	7,346	2,576	1,093

Total premiums from loan dispositions	8,172	2,776	2,504
Fees and other income
Companies more than 25% owned	18,862	25,344	24,817
Companies 5% to 25% owned	629	1,123	230
Companies less than 5% owned	10,847	16,643	21,095

Total fees and other income	30,338	43,110	46,142

Total interest and related portfolio income	329,229	309,928	289,110

Expenses
Interest	77,233	70,443	65,104
Employee	36,945	33,126	29,656
Administrative	22,387	21,504	15,299

Total operating expenses	136,565	125,073	110,059

Net investment income before income taxes	192,664	184,855	179,051
Income tax expense (benefit)	(2,466)	930	(412)

Net investment income	195,130	183,925	179,463

Net Realized and Unrealized Gains (Losses)
Net realized gains (losses)
Companies more than 25% owned	1,302	58,444	1,893
Companies 5% to 25% owned	19,975	866	1,639
Companies less than 5% owned	54,070	(14,373)	(2,871)

Total net realized gains	75,347	44,937	661
Net change in unrealized appreciation or depreciation	(78,466)	(571)	20,603

Total net gains (losses)	(3,119)	44,366	21,264

Net increase in net assets resulting from operations	$192,011	$228,291	$200,727

Basic earnings per common share	$1.64	$2.23	$2.19

Diluted earnings per common share	$1.62	$2.20	$2.16

Weighted average common shares outstanding — basic	116,747	102,107	91,564

Weighted average common shares outstanding — diluted	118,351	103,574	93,003

     The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Changes in Net Assets

	FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Operations
Net investment income	$195,130	$183,925	$179,463
Net realized gains	75,347	44,937	661
Net change in unrealized appreciation or depreciation	(78,466)	(571)	20,603

Net increase in net assets resulting from operations	192,011	228,291	200,727

Shareholder Distributions
Common stock dividends	(267,838)	(229,935)	(186,157)
Preferred stock dividends	(210)	(230)	(230)

Net decrease in net assets resulting from shareholder distributions	(268,048)	(230,165)	(186,387)

Capital Share Transactions
Sale of common stock	422,005	172,847	286,888
Issuance of common stock for portfolio investments	884	—	5,157
Issuance of common stock upon the exercise of stock options	8,571	14,517	10,660
Issuance of common stock in lieu of cash distributions	6,598	6,263	6,331
Net decrease (increase) in notes receivable from sale of common stock	6,072	1,324	(945)
Other	413	871	—

Net increase in net assets resulting from capital share transactions	444,543	195,822	308,091

Total increase in net assets	368,506	193,948	322,431
Net assets at beginning of year	1,546,071	1,352,123	1,029,692

Net assets at end of year	$1,914,577	$1,546,071	$1,352,123

Net asset value per common share	$14.94	$14.22	$13.57

Common shares outstanding at end of year	128,118	108,698	99,607

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Cash Flows

	FOR THE YEARS ENDED DECEMBER 31,
(IN THOUSANDS)	2003	2002	2001

Cash Flows from Operating Activities
Net increase in net assets resulting from operations	$192,011	$228,291	$200,727
Adjustments
Portfolio investments	(930,566)	(506,376)	(675,172)
Repayments of investment principal	338,153	143,167	74,461
Proceeds from investment sales	445,814	213,474	129,980
Change in accrued or reinvested interest and dividends	(44,952)	(44,665)	(51,554)
Amortization of discounts and fees	(11,845)	(20,592)	(13,929)
Changes in other assets and liabilities	(6,070)	(735)	1,290
Depreciation and amortization	1,638	1,572	994
Notes received as consideration from sale of equity interests	(1,668)	—	—
Realized losses	18,958	50,625	9,446
Net change in unrealized appreciation or depreciation	78,466	571	(20,603)

Net cash provided by (used in) operating activities	79,939	65,332	(344,360)

Cash Flows from Financing Activities
Sale of common stock	422,005	172,847	286,888
Sale of common stock upon the exercise of stock options	8,571	12,136	5,428
Collections of notes receivable from sale of common stock	6,072	3,706	5,090
Borrowings under notes payable and debentures	300,000	—	175,500
Repayments on notes payable and debentures	(140,000)	(81,856)	(9,350)
Net borrowings under (repayments on) revolving line of credit	(204,250)	59,500	62,750
Other financing activities	(4,727)	(727)	(3,450)
Common stock dividends and distributions paid	(264,419)	(220,411)	(179,826)
Preferred stock dividends paid	(210)	(230)	(230)

Net cash provided by (used in) financing activities	123,042	(55,035)	342,800

Net increase (decrease) in cash and cash equivalents	202,981	10,297	(1,560)
Cash and cash equivalents at beginning of year	11,186	889	2,449

Cash and cash equivalents at end of year	$214,167	$11,186	$889

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidated Statement of Investments

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(1)	COST	VALUE

Companies More Than 25% Owned
ACE Products, Inc.	Loan	$17,164	$50
(Industrial Products)	Common Stock (5,000 shares)	—	—

Acme Paging, L.P.(3)	Loan	4,496	4,496
(Telecommunications)	Equity Interests	13,274	2,586
	Common Stock (3,083 shares)	27	—

Alaris Consulting, LLC	Loan	19,478	8,160
(Business Services)	Equity Interests	5,165	—
	Guaranty ($1,100)

American Healthcare Services, Inc.	Loan	23,501	23,501
(Healthcare Services)	Debt Securities	17,311	8,684
	Common Stock (7,956,704 shares)	1,000	—
	Guaranty ($1,238)

Avborne, Inc.	Loan	2,863	2,863
(Business Services)	Preferred Stock (12,500 shares)	14,138	2,300
	Common Stock (27,500 shares)	—	—
	Standby Letter of Credit ($6,978)
Business Loan Express, LLC	Debt Securities	40,044	40,044
(Financial Services)	Class A Equity Interests	47,800	47,800
	Class B Equity Interests	57,911	99,386
	Class C Equity Interests	109,340	154,960
	Guaranty ($78,245—See Note 3)
	Standby Letters of Credit ($35,550—See Note 3)

Callidus Capital Corporation	Debt Securities	3,500	3,500
(Financial Services)	Common Stock (10 shares)	1,768	1,768

The Color Factory, Inc.	Loan	15,377	6,952
(Consumer Products)	Preferred Stock (1,000 shares)	1,002	—
	Common Stock (980 shares)	6,535	—

Foresite Towers, LLC	Equity Interests	18,549	17,638
(Tower Leasing)

Global Communications, LLC	Loan	2,350	2,350
(Business Services)	Debt Securities	17,247	17,247
	Preferred Equity Interest	14,067	18,351
	Options	1,639	1,639

Gordian Group, Inc.	Loan	9,382	9,382
(Business Services)	Common Stock (1,000 shares)	2,385	4,000

HealthASPex, Inc.	Preferred Stock (1,000,000 shares)	700	700
(Business Services)	Preferred Stock (1,451,380 shares)	4,900	2,650
	Common Stock (1,451,380 shares)	4	—

     The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(1)	COST	VALUE

The Hillman Companies, Inc.(2)	Debt Securities	$43,965	$43,965
(Consumer Products)	Common Stock (6,890,937 shares)	50,697	190,577

HMT, Inc.	Debt Securities	9,186	9,186
(Energy Services)	Preferred Stock (554,052 shares)	2,303	2,303
	Common Stock (300,000 shares)	3,000	4,264
	Warrants	1,155	1,641

Housecall Medical Resources, Inc.	Loan	15,242	15,242
(Healthcare Services)	Preferred Stock (3,890,344 shares)	3,889	3,889
	Common Stock (864,000 shares)	86	23,000

Jakel, Inc.	Loan	2,062	2,062
(Industrial Products)	Debt Securities	7,770	7,770
	Preferred Stock (6,460 shares)	6,460	4,069
	Common Stock (158,061 shares)	9,347	—
	Standby Letter of Credit ($2,952)

Litterer Beteiligungs-GmbH(3)	Debt Securities	1,430	1,379
(Business Services)	Equity Interest	835	—

MVL Group, Inc.	Loan	19,075	19,075
(Business Services)	Debt Securities	16,787	16,787
	Common Stock (648,661 shares)	643	643

Powell Plant Farms, Inc.	Loan	21,542	21,542
(Consumer Products)	Debt Securities	19,224	11,692
	Preferred Stock (1,483 shares)	—	—
	Warrants	—	—

Redox Brands, Inc.	Loan	3,127	3,127
(Consumer Products)	Debt Securities	10,243	10,243
	Preferred Stock (2,404,086 shares)	6,965	6,965
	Warrants	584	584
	Guaranty ($125)

Staffing Partners Holding Company, Inc.	Debt Securities	5,794	5,794
(Business Services)	Preferred Stock (414,600 shares)	4,968	2,018
	Common Stock (50,200 shares)	50	—
	Warrants	10	—

STS Operating, Inc.	Preferred Stock (5,769,424 shares)	6,473	6,473
(Industrial Products)	Common Stock (3,000,000 shares)	3,177	3,700
	Options	—	—

Sure-Tel, Inc.	Preferred Stock (1,000,000 shares)	1,000	1,000
(Consumer Services)	Common Stock (37,000 shares)	5,018	320

Total companies more than 25% owned		$755,024	$900,317

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.
(2) Public company.
(3) Non-U.S. company or principal place of business outside the U.S.
(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(1)	COST	VALUE

Companies 5% to 25% Owned
Aspen Pet Products, Inc.	Loans	$17,675	$17,675
(Consumer Products)	Preferred Stock (2,206 shares)	2,075	845
	Common Stock (1,400 shares)	140	—
	Warrants	—	—
Border Foods, Inc.	Loan	3,000	3,000
(Consumer Products)	Debt Securities	9,454	9,454
	Preferred Stock (50,919 shares)	2,000	2,000
	Common Stock (1,810 shares)	45	71
	Warrants	665	1,059

CBA-Mezzanine Capital Finance, LLC	Loan	14,310	16,185
(Financial Services)

CorrFlex Graphics, LLC	Debt Securities	12,699	12,699
(Business Services)	Warrants	—	18,411
	Options	—	1,589

The Debt Exchange Inc.	Preferred Stock (921,875 shares)	1,250	1,250
(Business Services)

EDM Consulting, LLC	Debt Securities	1,802	218
(Business Services)	Equity Interests	250	—

International Fiber Corporation	Debt Securities	22,828	22,828
(Industrial Products)	Common Stock (1,029,069 shares)	5,483	6,816
	Warrants	550	684

Liberty-Pittsburgh Systems, Inc.	Debt Securities	3,384	2,454
(Business Services)	Common Stock (123,929 shares)	142	—

MasterPlan, Inc.	Loan	959	959
(Business Services)	Common Stock (1,350 shares)	42	200

MortgageRamp, Inc.	Common Stock (772,000 shares)	3,860	2,084
(Business Services)

Nobel Learning Communities, Inc.(2)	Debt Securities	9,838	9,838
(Education)	Preferred Stock (1,214,356 shares)	2,764	2,764
	Warrants	575	166

Packaging Advantage Corporation	Debt Securities	14,350	14,350
(Business Services)	Common Stock (232,168 shares)	2,386	1,069
	Warrants	963	431

Professional Paint, Inc.	Loan	4,976	4,976
(Consumer Products)	Debt Securities	24,258	24,258
	Preferred Stock (15,000 shares)	22,156	22,156
	Common Stock (110,000 shares)	69	5,500

Progressive International Corporation	Debt Securities	3,977	3,977
(Consumer Products)	Preferred Stock (500 shares)	500	707
	Common Stock (197 shares)	13	668
	Warrants	—	—

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT (1)	COST	VALUE

Sidarus Holdings, Inc.	Debt Securities	$4,978	$4,978
(Business Services)	Preferred Stock (98,000 shares)	980	980
	Common Stock (492,941 shares)	20	896
	Warrants	—	5

Total Foam, Inc.	Debt Securities	174	105
(Industrial Products)	Common Stock (164 shares)	10	—

Total companies 5% to 25% owned		$195,600	$218,305

Companies Less Than 5% Owned
Advantage Mayer, Inc.	Loan	$8,223	$8,223
(Business Services)	Debt Securities	10,649	10,649

Alderwoods Group, Inc.(2)	Common Stock (357,568 shares)	5,006	3,368
(Consumer Services)

American Barbecue & Grill, Inc.	Warrants	125	—
(Retail)

Aviation Technologies, Inc.	Loan	20,213	20,213
(Industrial Products)

Benchmark Medical, Inc.	Debt Securities	13,502	13,502
(Healthcare Services)	Warrants	18	38

Camden Partners Strategic Fund II, L.P.(4)	Limited Partnership Interest	2,919	2,958
(Private Equity Fund)

Catterton Partners V, L.P .(4)	Limited Partnership Interest	685	685
(Private Equity Fund)

Central Marketing, Inc.	Loan	10,946	10,946
(Business Services)

Colibri Holding Corporation	Debt Securities	3,500	3,500
(Consumer Products)	Preferred Stock (237 shares)	300	416
	Common Stock (3,362 shares)	1,250	679
	Warrants	290	158

Community Education Centers, Inc.	Loan	14,888	14,888
(Education Services)

Component Hardware Group, Inc.	Debt Securities	11,809	11,809
(Industrial Products)	Preferred Stock (18,000 shares)	2,406	2,406
	Common Stock (2,000 shares)	200	750

Cooper Natural Resources, Inc.	Loan	300	300
(Industrial Products)	Debt Securities	2,000	2,000
	Preferred Stock (6,316 shares)	1,427	984
	Warrants	832	—

Coverall North America, Inc.	Loan	14,402	14,402
(Business Services)	Debt Securities	7,445	7,445

CTT Holdings	Loan	1,250	1,250
(Consumer Products)

The accompanying notes are an integral part of the these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(1)	COST	VALUE

Drilltec Patents & Technologies Company, Inc.	Loan	$10,918	$—
(Energy Services)	Debt Securities	1,500	—

eCentury Capital Partners, L.P.(4)	Limited Partnership Interest	3,750	552
(Private Equity Fund)

Elexis Beta GmbH(3)	Options	426	289
(Industrial Products)

Eparfin S.A.(3)	Loan	29	29
(Consumer Products)

E-Talk Corporation	Preferred Stock (133 shares)	10,009	—
(Business Services)	Common Stock (8,656 shares)	—	—

Executive Greetings, Inc.	Debt Securities	18,830	50
(Business Services)	Warrants	360	—

Fairchild Industrial Products Company	Loan	7,166	7,166
(Industrial Products)	Debt Securities	5,954	3,534
	Warrants	280	—

Frozen Specialties, Inc.	Debt Securities	10,240	10,240
(Consumer Products)	Warrants	435	435

Galaxy American Communications, LLC	Loan	995	995
(Broadcasting & Cable)	Debt Securities	49,703	11,717

Garden Ridge Corporation	Debt Securities	27,271	20,323
(Retail)	Preferred Stock (1,130 shares)	1,130	—
	Common Stock (847,800 shares)	613	—

Geotrace Technologies, Inc.	Debt Securities	15,982	15,982
(Energy Services)	Warrants	2,350	2,350

Gibson Guitar Corporation	Warrants	525	1,264
(Consumer Products)

Ginsey Industries, Inc.	Loans	5,000	5,000
(Consumer Products)	Convertible Debentures	500	635
	Warrants	—	1,440

Grant Broadcasting Systems II	Warrants	87	2,750
(Broadcasting & Cable)

Griffith Energy, Inc.	Loan	16,419	16,419
(Energy Services)

Grotech Partners, VI, L.P.(4)	Limited Partnership Interest	3,599	2,241
(Private Equity Fund)

The Hartz Mountain Corporation	Debt Securities	27,927	27,927
(Consumer Products)	Common Stock (200,000 shares)	2,000	899
	Warrants	2,613	1,174

Haven Eldercare of New England, LLC	Loans	46,403	47,953
(Healthcare Services)

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(1)	COST	VALUE

HealthMarket, Inc.	Debt Securities	$9,788	$9,788
(Health Insurance)	Warrants	439	439

Hotelevision, Inc.	Common Stock (315 shares)	315	—
(Broadcasting & Cable)

Icon International, Inc.	Common Stock (25,707 shares)	76	—
(Business Services)

Impact Innovations Group, LLC	Debt Securities	7,278	50
(Business Services)	Warrants	1,674	—

Insight Pharmaceuticals Corporation	Loan	10,087	10,087
(Consumer Products)

Intellirisk Management Corporation	Loan	24,256	24,256
(Business Services)

Interline Brands, Inc.	Preferred Stock (199,313 shares)	1,849	1,849
(Business Services)	Common Stock (15,615 shares)	139	—
	Warrants	1,181	—

JRI Industries, Inc.	Debt Securities	1,554	1,554
(Industrial Products)	Warrants	74	39

Julius Koch USA, Inc.	Loan	500	500
(Industrial Products)

Kirker Enterprises, Inc.	Equity Interest	4	4
(Industrial Products)	Warrants	348	2,896

Logic Bay Corporation	Common Stock (1,437,420 shares)	5,000	—
(Business Services)

Love Funding Corporation	Preferred Stock (26,000 shares)	359	359
(Financial Services)

Matrics, Inc.	Preferred Stock (511,876 shares)	500	876
(Industrial Products)	Warrants	—	—

MedAssets, Inc.	Debt Securities	16,965	16,965
(Business Services)	Preferred Stock (237,514 shares)	2,049	2,049
	Warrants	136	—

Mercury Air Group, Inc.(2)	Debt Securities	23,838	23,838
(Business Services)	Warrants	427	162

Mid-Atlantic Venture Fund IV, L.P.(4)	Limited Partnership Interest	4,725	2,342
(Private Equity Fund)

Midview Associates, L.P.	Warrants	—	—
(Housing)

Mogas Energy, LLC	Debt Securities	16,734	16,734
(Energy Services)	Warrants	1,774	2,049

Norstan Apparel Shops, Inc.	Debt Securities	11,872	10,339
(Retail)	Common Stock (29,662 shares)	4,750	—
	Warrants	655	—

Northeast Broadcasting Group, L.P.	Debt Securities	213	213
(Broadcasting & Cable)

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(1)	COST	VALUE

Novak Biddle Venture Partners III, L.P.(4)	Limited Partnership Interest	$1,200	$914
(Private Equity Fund)

Nursefinders, Inc.	Debt Securities	11,324	11,324
(Healthcare Services)	Warrants	900	676

Oahu Waste Services, Inc.	Debt Securities	8,459	8,459
(Business Services)	Stock Appreciation Rights	239	295

Onyx Television GmbH(3)	Preferred Units	201	—
(Broadcasting & Cable)

Opinion Research Corporation(2)	Debt Securities	14,401	14,401
(Business Services)	Warrants	996	940

Oriental Trading Company, Inc.	Common Stock (13,820 shares)	1,500	4,500
(Consumer Products)

Polaris Pool Systems, Inc.	Debt Securities	11,020	11,020
(Consumer Products)	Warrants	1,145	1,145

Prosperco Finanz Holding AG(3)	Convertible Debentures	8,268	50
(Financial Services)	Common Stock (1,528 shares)	1,059	—
	Warrants	—	—

RadioVisa Corporation	Loan	24,875	24,875
(Broadcasting & Cable)

Resun Leasing, Inc.	Loan	30,000	30,000
(Business Services)

S.B. Restaurant Company	Debt Securities	4,369	4,369
(Retail)	Warrants	619	619

SBBUTS, LLC	Equity Interests	500	500
(Consumer Products)	Warrants	54	54

SmartMail, LLC	Loan	3,745	3,745
(Business Services)	Debt Securities	4,519	4,519
	Equity Interests	1,070	1,070
	Warrants	3	3

Soff-Cut Holdings, Inc.	Debt Securities	10,023	10,023
(Industrial Products)	Preferred Stock (300 shares)	300	294
	Common Stock (2,000 shares)	200	—

SPP Mezzanine Fund, L.P.(4)	Limited Partnership Interest	198	198
(Private Equity Fund)

Startec Global Communications Corporation(2)	Loan	25,715	22,170
(Telecommunications)	Debt Securities	20,670	—

SunStates Refrigerated Services, Inc.	Loans	4,517	1,242
(Warehouse Facilities)	Debt Securities	2,445	—

Sydran Food Services II, L.P.	Debt Securities	12,973	50
(Retail)	Equity Interests	3,747	—
	Warrants	162	—

United Pet Group, Inc.	Debt Securities	9,191	9,191
(Consumer Products)	Warrants	85	1,199

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

PRIVATE FINANCE		DECEMBER 31, 2003
PORTFOLIO COMPANY (IN THOUSANDS, EXCEPT NUMBER OF SHARES)	INVESTMENT(1)	COST	VALUE

United Site Services, Inc.	Loan	$15,183	$15,183
(Business Services)

Updata Venture Partners II, L.P.(4)	Limited Partnership Interest	2,305	2,404
(Private Equity Fund)

U.S. Security Holdings, Inc.	Debt Securities	24,226	24,226
(Business Services)	Warrants	826	2,000

Venturehouse-Cibernet Investors, LLC	Equity Interest	34	34
(Business Services)

Venturehouse Group, LLC(4)	Equity Interest	1,000	283
(Private Equity Fund)

VICORP Restaurants, Inc.	Debt Securities	24,079	24,079
(Retail)	Warrants	33	33

Walker Investment Fund II, LLLP(4)	Limited Partnership Interest	1,246	341
(Private Equity Fund)

Wear Me Apparel Corporation	Debt Securities	48,596	48,596
(Consumer Products)	Warrants	1,219	1,219

Weston Solutions, Inc.	Loan	12,194	12,194
(Business Services)

Wilshire Restaurant Group, Inc.	Debt Securities	17,221	16,532
(Retail)	Warrants	735	—

Wilton Industries, Inc.	Loan	9,600	9,600
(Consumer Products)

Woodstream Corporation	Loan	251	251
(Consumer Products)	Debt Securities	16,522	16,522
	Common Stock (180 shares)	1,800	1,800
	Warrants	587	587

Total companies less than 5% owned		$955,507	$784,050

Total private finance (122 portfolio companies)		$1,906,131	$1,902,672

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

	STATED		DECEMBER 31, 2003
COMMERCIAL REAL ESTATE FINANCE (IN THOUSANDS)	INTEREST	FACE	COST	VALUE

Commercial Mortgage-Backed Securities
Mortgage Capital Funding, Series 1998-MC3	5.5%	$52,691	$34,126	$31,732
Morgan Stanley Capital I, Series 1999-RM1	6.4%	28,517	9,643	9,643
COMM 1999-1	5.7%	56,005	26,855	26,855
Morgan Stanley Capital I, Series 1999-FNV1	6.1%	24,659	14,005	10,119
DLJ Commercial Mortgage Trust 1999-CG2	6.1%	42,224	13,674	13,674
Commercial Mortgage Acceptance Corp., Series 1999-C1	6.8%	18,346	4,967	6,832
LB Commercial Mortgage Trust, Series 1999-C2	6.7%	11,603	1,733	1,766
Chase Commercial Mortgage Securities Corp., Series 1999-2	6.5%	20,545	5,314	6,606
FUNB CMT, Series 1999-C4	6.5%	20,716	7,741	7,135
Heller Financial, HFCMC Series 2000 PH-1	6.6%	23,738	8,714	8,555
SBMS VII, Inc., Series 2000-NL1	7.2%	8,139	4,505	3,884
DLJ Commercial Mortgage Trust, Series 2000-CF1	7.0%	24,019	9,524	10,516
Deutsche Bank Alex. Brown, Series Comm 2000-C1	6.9%	17,624	4,762	3,061
LB-UBS Commercial Mortgage Trust, Series 2000-C4	6.9%	16,665	3,786	5,027
Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CK1	5.9%	16,758	4,072	4,072
JP Morgan-CIBC-Deutsche 2001	5.8%	24,758	6,796	6,796
Lehman Brothers-UBS Warburg 2001-C2	6.4%	23,085	6,547	6,547
SBMS VII, Inc., Series 2001-C1	6.1%	19,776	5,594	3,105
GE Capital Commercial Mortgage Securities Corp., Series 2001-2	6.1%	21,178	6,425	6,425
Credit Suisse First Boston Mortgage Securities Corp., Series 2001-CKN5	5.2%	20,347	5,214	5,214
JP Morgan Chase Commercial Mortgage Securities Corp., Series 2001-C1	5.6%	24,493	5,782	5,782
SBMS VII, Inc., Series 2001-C2	6.2%	21,619	5,820	5,820
FUNB CMT, Series 2002-C1	6.0%	25,416	10,070	7,991
GE Capital Commercial Mortgage Corp., Series 2002-1	6.2%	40,325	17,434	19,089
GMAC Commercial Mortgage Securities, Inc., Series 2002-C2	5.8%	27,926	10,855	11,109
GE Capital Commercial Mortgage Corp., Series 2002-3	5.1%	38,047	13,328	13,492
Morgan Stanley Dean Witter Capital I Trust 2002-IQ3	6.0%	15,919	3,819	3,819
LB-UBS Commercial Mortgage Trust 2003-C1	4.6%	37,896	12,272	12,267
GS Mortgage Securities Corporation II Series 2003-C1	4.7%	26,189	9,059	9,059
J.P. Morgan Chase Commercial Mortgage Securities Corp., Series 2003-ML1	4.9%	2,947	2,294	2,306
Credit Suisse First Boston Mortgage Securities Corp., Series 2003-CK2	4.9%	56,680	27,980	28,250
COMM 2003-LNB1	4.4%	24,324	5,706	5,706
Wachovia Bank Commercial Mortgage Trust, Series 2003-C5	4.3%	48,202	17,577	17,385
GE Commercial Mortgage Corporation, Series 2003-C2	5.1%	9,389	7,497	7,692
GMAC Commercial Mortgage Securities, Inc., Series 2003-C2	5.5%	59,441	27,455	28,087
GMAC Commercial Mortgage Securities, Inc., Series 2003-C3	5.3%	6,535	5,424	5,513
LB-UBS Commercial Mortgage Trust 2003-C8	5.4%	12,999	10,331	10,615
Wachovia Bank Commercial Mortgage Trust, Series 2003-C9	5.3%	46,793	22,406	22,433

Total commercial mortgage-backed securities (38 issuances)		$1,016,533	$399,106	$393,979

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

	DECEMBER 31, 2003

COMMERCIAL REAL ESTATE FINANCE (IN THOUSANDS, EXCEPT NUMBER OF LOANS)	COST	VALUE

Collateralized Debt Obligations
Crest 2001-1, Ltd.(3)	$22,724	$22,724
Crest 2002-1, Ltd.(3)	23,614	23,614
Crest 2002-IG, Ltd.(3)	4,553	4,553
Crest Clarendon Street 2002-1, Ltd.(3)	1,005	1,005
Crest 2003-1, Ltd.(3)	107,460	107,188
Crest 2003-2, Ltd.(3)	25,542	25,542
TIAA Real Estate CDO 2003-1, Ltd.(3)	1,926	1,931

Total collateralized debt obligations	$186,824	$186,557

	INTEREST	NUMBER
	RATE RANGES	OF LOANS

Commercial Mortgage Loans	Up to 6.99%	15	$13,431	$14,457
	7.00% — 8.99%	11	22,514	21,626
	9.00% — 10.99%	7	32,040	31,519
	11.00% — 12.99%	8	12,166	10,191
	13.00% — 14.99%	3	3,566	2,136
	15.00% and above	2	3,710	3,710

Total commercial mortgage loans		46	$87,427	$83,639

Real Estate Owned			15,931	12,856

Equity Interests (Guarantees — $2,731)			5,641	4,896

Total commercial real estate finance			$694,929	$681,927

Total portfolio			$2,601,060	$2,584,599

The accompanying notes are an integral part of these consolidated financial statements.

(1) Common stock, preferred stock, warrants, options, and equity interests are generally non-income producing and restricted.

(2) Public company.

(3) Non-U.S. company or principal place of business outside the U.S.

(4) Non-registered investment company.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1. ORGANIZATION

Allied Capital Corporation, a Maryland corporation, is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). Allied Capital Corporation (“ACC”) has a subsidiary that has also elected to be regulated as a BDC, Allied Investment Corporation (“Allied Investment”), which is licensed under the Small Business Investment Act of 1958 as a Small Business Investment Company (“SBIC”). In addition, ACC has a real estate investment trust subsidiary, Allied Capital REIT, Inc. (“Allied REIT”), and several subsidiaries which are single member limited liability companies established primarily to hold real estate properties. ACC also has a subsidiary, A.C. Corporation (“AC Corp”), that provides diligence and structuring services on private finance and commercial real estate finance transactions, as well as structuring, transaction, management and advisory services to the Company, its portfolio companies and other third parties.

     Allied Capital Corporation and its subsidiaries, collectively, are referred to as the “Company.”

     In accordance with specific rules prescribed for investment companies, subsidiaries hold investments on behalf of the Company or provide substantial services to the Company. Portfolio investments are held for purposes of deriving investment income and future capital gains. The Company consolidates the results of its subsidiaries for financial reporting purposes. The financial results of the Company’s portfolio investments are not consolidated in the Company’s financial statements.

     The investment objective of the Company is to achieve current income and capital gains. In order to achieve this objective, the Company invests in companies in a variety of industries, non-investment grade commercial mortgage-backed securities (“CMBS”) and collateralized debt obligation bonds and preferred shares (“CDOs”).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of ACC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the 2002 and 2001 balances to conform with the 2003 financial statement presentation.

     During 2002, the Company revised its financial statement presentation to provide additional detail for the private finance portfolio and the interest and related portfolio income and net realized gains (losses) by presenting these balances in the three categories described below. The 2001 financial statements have been revised to conform to the 2003 and 2002 presentation.

     The private finance portfolio and the interest and related portfolio income and net realized gains (losses) on the private finance portfolio are presented in three categories: companies more than 25% owned, which represent portfolio companies where the Company directly or indirectly owns more than 25% of the outstanding voting securities of such portfolio company and, therefore, are deemed controlled by the Company under the 1940 Act; companies owned 5% to 25%, which represent portfolio companies where the Company directly or indirectly owns 5% to 25% of the outstanding voting securities of such portfolio company or where the Company holds one or more seats on the portfolio company’s board of directors and, therefore, are deemed to be an affiliated person under the 1940 Act; and companies less than 5% owned which represent portfolio companies where the Company directly or indirectly owns less than 5% of the outstanding voting securities of such portfolio company and where the Company has no other affiliations with such portfolio company. The interest and related portfolio income and net realized gains (losses) from the commercial real estate finance portfolio and other sources are included in the companies less than 5% owned category on the consolidated statement of operations.

Valuation of Portfolio Investments

The Company, as a BDC, invests in illiquid securities including debt and equity securities of companies, non-investment grade CMBS, and the bonds and preferred shares of CDOs. The Company’s investments are generally subject to restrictions on resale and generally have no established trading market. The Company values substantially all of its investments at fair value as determined in good faith by the board of directors in accordance with the Company’s valuation policy. The Company determines fair value to be the amount for which an investment could be exchanged in an orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale. The Company’s valuation policy considers the fact that no ready market exists for substantially all of the securities in which it invests. The Company’s valuation policy is intended to provide a consistent basis for determining the fair value of the portfolio. The Company will record unrealized depreciation on investments when it believes that an investment has become impaired, including where collection of a loan or realization of an equity security is doubtful, or when the enterprise value of the portfolio company does not currently support the cost of the Company’s debt or equity investments. Enterprise value means the entire value of the company to a potential buyer, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time. The Company will record unrealized appreciation if it believes that the underlying portfolio company has appreciated in value and, therefore, the Company’s equity security has also appreciated in value. The value of investments in publicly traded securities are determined using quoted market prices discounted for restrictions on resale, if any.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Loans and Debt Securities

For loans and debt securities, fair value generally approximates cost unless the borrower’s enterprise value, overall financial condition or other factors lead to a determination of fair value at a different amount.

     When the Company receives nominal cost warrants or free equity securities (“nominal cost equity”), the Company allocates its cost basis in its investment between its debt securities and its nominal cost equity at the time of origination. At that time, the original issue discount basis of the nominal cost equity is recorded by increasing the cost basis in the equity and decreasing the cost basis in the related debt securities.

     Interest income is recorded on an accrual basis to the extent that such amounts are expected to be collected. For loans and debt securities with contractual payment-in-kind interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, the Company will not accrue payment-in-kind interest if the portfolio company valuation indicates that the payment-in-kind interest is not collectible. Interest on loans and debt securities is not accrued if the Company has doubt about interest collection. Loans in workout status that are classified as Grade 4 or 5 assets under the Company’s internal grading system do not accrue interest. In addition, interest may not accrue on loans or debt securities to portfolio companies that are more than 50% owned by the Company depending on such company’s working capital needs. Loan origination fees, original issue discount, and market discount are capitalized and then amortized into interest income using the effective interest method. Upon the prepayment of a loan or debt security, any unamortized loan origination fees are recorded as interest income and any unamortized original issue discount or market discount is recorded as a realized gain. Prepayment premiums are recorded on loans and debt securities when received.

     The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. The weighted average yield is computed as of the balance sheet date.

Equity Securities

The Company’s equity interests in portfolio companies for which there is no liquid public market are valued at fair value based on the enterprise value of the portfolio company, which is determined using various factors, including cash flow from operations of the portfolio company and other pertinent factors, such as recent offers to purchase a portfolio company, recent transactions involving the purchase or sale of the portfolio company’s equity securities, or other liquidation events. The determined equity values are generally discounted to account for restrictions on resale and minority ownership positions.

     The value of the Company’s equity interests in public companies for which market quotations are readily available is based on the closing public market price on the balance sheet date. Securities that carry certain restrictions on sale are typically valued at a discount from the public market value of the security.

     Dividend income is recorded on preferred equity securities on an accrual basis to the extent that such amounts are expected to be collected, and on common equity securities on the record date for private companies or on the ex-dividend date for publicly traded companies.

Commercial Mortgage-Backed Securities (“CMBS”) and
Collateralized Debt Obligations (“CDO”)

CMBS bonds and CDO bonds and preferred shares are carried at fair value, which is based on a discounted cash flow model that utilizes prepayment and loss assumptions based on historical experience and projected performance, economic factors, the characteristics of the underlying cash flow, and comparable yields for similar CMBS bonds and CDO bonds and preferred shares. The Company recognizes unrealized appreciation or depreciation on its CMBS bonds and CDO bonds and preferred shares as comparable yields in the market change and/or based on changes in estimated cash flows resulting from changes in prepayment or loss assumptions in the underlying collateral pool.

     The Company recognizes income from the amortization of original issue discount using the effective interest method, using the anticipated yield over the projected life of the investment. Yields are revised when there are changes in actual and estimated prepayment speeds or actual and estimated credit losses. Changes in estimated yield are recognized as an adjustment to the estimated yield over the remaining life of the CMBS bonds and CDO bonds and preferred shares from the date the estimated yield is changed.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Net Realized Gains or Losses and Net Change in Unrealized
Appreciation or Depreciation

Realized gains or losses are measured by the difference between the net proceeds from the repayment or sale and the cost basis of the investment without regard to unrealized appreciation or depreciation previously recognized, and include investments charged off during the year, net of recoveries. Net change in unrealized appreciation or depreciation reflects the change in portfolio investment values during the reporting period.

Fee Income

Fee income includes fees for guarantees and services rendered by the Company to portfolio companies and other third parties such as diligence, structuring, transaction services, management services, and investment advisory services. Guaranty fees are recognized as income over the related period of the guaranty. Diligence, structuring, and transaction services fees are generally recognized as income when services are rendered or when the related transactions are completed. Management and investment advisory services fees are generally recognized as income as the services are rendered.

Guarantees

The Company accounts for guarantees under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the “Interpretation”). In accordance with the Interpretation, guarantees meeting the characteristics described in the Interpretation, and issued or modified after December 31, 2002, are recognized at fair value. However, certain guarantees are excluded from the initial recognition provisions of the Interpretation. See Note 5 for disclosures related to the Company’s guarantees.

Financing Costs

Debt financing costs are based on actual costs incurred in obtaining debt financing and are deferred and amortized as part of interest expense over the term of the related debt instrument. Costs associated with the issuance of common stock, such as underwriting, accounting and legal fees, and printing costs are recorded as a reduction to the proceeds from the sale of common stock.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and all highly liquid investments with original maturities of three months or less.

Dividends to Shareholders

Dividends to shareholders are recorded on the record date.

Stock Compensation Plans

The Company has a stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net increase in net assets resulting from operations, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net increase in net assets resulting from operations and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Net increase in net assets resulting from operations as reported	$192,011	$228,291	$200,727
Less total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(12,294)	(6,863)	(7,207)

Pro forma net increase in net assets resulting from operations	179,717	221,428	193,520
Less preferred stock dividends	(210)	(230)	(230)

Pro forma net income available to common shareholders	$179,507	$221,198	$193,290

Basic earnings per common share:
As reported	$1.64	$2.23	$2.19
Pro forma	$1.54	$2.17	$2.11
Diluted earnings per common share:
As reported	$1.62	$2.20	$2.16
Pro forma	$1.52	$2.14	$2.08

     Pro forma expenses are based on the underlying value of the options granted by the Company. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and expensed over the vesting period. The following weighted average assumptions were used to calculate the fair value of options granted during the years ended December 31, 2003, 2002, and 2001:

	2003	2002	2001

Risk-free interest rate	2.8%	3.2%	4.0%
Expected life	5.0	5.0	5.0
Expected volatility	38.4%	39.7%	33.0%
Dividend yield	8.9%	8.5%	8.0%
Weighted average fair value per option	$3.47	$3.78	$3.24

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Federal and State Income Taxes

The Company intends to comply with the requirements of the Internal Revenue Code (“Code”) that are applicable to regulated investment companies (“RIC”) and real estate investment trusts (“REIT”). The Company and its subsidiaries that qualify as a RIC or a REIT intend to annually distribute or retain through a deemed distribution all of their taxable income to shareholders; therefore, the Company has made no provision for income taxes for these entities. AC Corp is a corporation subject to federal and state income taxes and records a benefit or expense for income taxes as appropriate.

Per Share Information

Basic earnings per common share is calculated using the weighted average number of common shares outstanding for the period presented. Diluted earnings per common share reflects the potential dilution that could occur if options to issue common stock were exercised into common stock. Earnings per share is computed after subtracting dividends on preferred shares.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     The consolidated financial statements include portfolio investments at value of $2.6 billion and $2.5 billion at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, 85% and 88%, respectively, of the Company’s total assets represented investments whose fair values have been determined by the board of directors in good faith in the absence of readily available market values. Because of the inherent uncertainty of valuation, the board of directors’ determined values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

New Accounting Pronouncements

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the “Interpretation”) which expands on the accounting guidance of Statements No. 5, 57 and 107 and incorporates without change the provisions of FASB Interpretation No. 34, which is being superceded. The Interpretation significantly changed the current practice in the accounting for and disclosure of guarantees. Guarantees meeting the characteristics described in the Interpretation are to be recognized at fair value and significant disclosure rules have been implemented even if the likelihood of the guarantor making payments is remote. The disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002, while the initial measurement provisions were applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Certain guarantees are excluded from the initial recognition provisions of the Interpretation, however specific disclosures are still required. The Company applied the initial recognition and measurement provisions for guarantees issued beginning in the first quarter of 2003 and there was no material effect on the Company’s financial position or its results of operations. See Note 5 for the disclosures related to the Company’s guarantees.

     In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, which provides new guidance on the consolidation of certain entities defined as variable interest entities. FIN 46 specifies that any enterprise subject to SEC Regulation S-X Rule 6-03(c)(1) shall not consolidate any entity that is not also subject to the same rule. The Company is subject to Rule 6-03(c)(1), therefore FIN 46 does not apply to its portfolio investments. The Company has adopted FIN 46 and the adoption had no effect on the Company’s financial position or results of operations.

     In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which provides guidance on how an entity classifies and measures such instruments. This statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires cumulative effect transition for financial instruments existing at adoption date. The Company has adopted this statement as discussed in Note 6 and this adoption did not have a significant effect on the Company’s financial position or its results of operations.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 3. PORTFOLIO
Private Finance

At December 31, 2003 and 2002, the private finance portfolio consisted of the following:

	2003			2002

($ IN THOUSANDS)	COST	VALUE	YIELD(1)	COST	VALUE	YIELD(1)

Loans and debt securities	$1,406,052	$1,214,886	15.0%	$1,272,401	$1,151,256	14.4%
Equity interests	500,079	687,786		438,501	591,959

Total	$1,906,131	$1,902,672		$1,710,902	$1,743,215

(1)	The weighted average yield on loans and debt securities is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing loans and debt securities, divided by (b) total loans and debt securities at value. At December 31, 2003, the cost and value of loans and debt securities include the Class A equity interests in BLX and the yield earned on these equity interests is included in interest income. The weighted average yield is computed as of the balance sheet date.

     Private finance investment activity principally involves providing financing through privately negotiated long-term debt and equity investments. Private finance investments are generally structured as loans and debt securities that carry a relatively high fixed rate of interest, which may be combined with equity features, such as conversion privileges, or warrants or options to purchase a portion of the portfolio company’s equity at a pre-determined strike price, which is generally a nominal price for warrants or options in a private company. Private finance investments are generally issued by private companies and are generally illiquid and subject to restrictions on resale or transferability.

     Loans and debt securities generally have a maturity of five to ten years, with interest-only payments in the early years and payments of both principal and interest in the later years, although debt maturities and principal amortization schedules vary. At December 31, 2003 and 2002, approximately 97% and 95%, respectively, of the Company’s loans and debt securities had fixed interest rates.

     Equity interests consist primarily of securities issued by private companies and may be subject to restrictions on their resale and are generally illiquid. Equity securities generally do not produce a current return, but are held in anticipation of investment appreciation and ultimate gain on sale.

     The Company’s most significant investments at December 31, 2003 and 2002, were in Business Loan Express, LLC and The Hillman Companies, Inc.

     At December 31, 2003 and 2002, the Company had an investment at value totaling $342.2 million and $256.8 million, respectively, in Business Loan Express, LLC (“BLX”), a small business lender that participates in the U.S. Small Business Administration’s 7(a) Guaranteed Loan Program. During the first quarter of 2003, the Company invested $50 million in BLX in the form of a $25 million short-term line of credit and $25 million of preferred equity in connection with BLX’s acquisition of $128 million in assets from Amresco Independence Funding, Inc. As of December 31, 2003, the $25 million short-term line of credit had been fully repaid to the Company. BLX also completed its corporate reorganization to a limited liability company during the first quarter of 2003 by merging BLX, Inc. into BLX, LLC. Prior to this transaction, BLX converted $43 million of the Company’s subordinated debt to preferred stock in BLX, Inc., which was exchanged upon the merger for Class A equity interests of BLX, LLC. In addition, as part of the merger, the Company exchanged its existing preferred stock and common equity investments in BLX, Inc. for similar classes of members’ equity in BLX, LLC represented by Class B and Class C equity interests, respectively. At December 31, 2003, the Company owned 94.9% of the voting Class C equity interests. BLX has an equity appreciation rights plan for management which will dilute the value available to the Class C equity interest holders.

     At the time of the corporate reorganization of BLX, Inc. from a C corporation to a limited liability company, for tax purposes BLX had a “built-in gain” representing the aggregate fair market value of its assets in excess of the tax basis of its assets. As a regulated investment company, the Company will be subject to special built-in gain rules on the assets of BLX. Under these rules, taxes will be payable by the Company at the time and to the extent that the built-in gains on BLX’s assets at the date of reorganization are recognized in a taxable disposition of such assets in the 10-year period following the date of the reorganization. At such time, the built-in gains realized upon the disposition of these assets will be included in the Company’s taxable income, net of the corporate level taxes paid by the Company on the built-in gains. However, if these assets are disposed of after the 10-year period, there will be no corporate level taxes on these built-in gains.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     While the Company has no obligation to pay the built-in gains tax until these assets are disposed of in the future, it may be necessary to record a liability for these taxes in the future should the Company intend to sell the assets of BLX within the 10-year period. The Company estimates that its future tax liability resulting from the built-in gains at the date of BLX’s reorganization may total up to $40 million. At December 31, 2003, the Company has considered the increase in fair value of its investment in BLX due to BLX’s tax attributes as an LLC and has also considered the reduction in fair value of its investment due to these estimated built-in gain taxes in determining the fair value of its investment in BLX.

     As the controlling equity owner of BLX, the Company has provided an unconditional guaranty to the BLX credit facility lenders in an amount up to 50% of the total obligations (consisting of principal, accrued interest, and other fees) on BLX’s three-year unsecured $169.0 million revolving credit facility. During February 2004, BLX renewed its revolving credit facility with commitments of $215.0 million. The renewed facility matures in January 2007. The amount guaranteed by the Company at December 31, 2003, was $78.2 million. This guaranty can be called by the lenders only in the event of a default by BLX. BLX was in compliance with the terms of its credit facility at December 31, 2003. At December 31, 2003, the Company had also provided four standby letters of credit in connection with four term securitization transactions completed by BLX totaling $35.6 million. In consideration for providing the guaranty and the standby letters of credit, BLX paid the Company fees of $4.1 million, $3.1 million and $2.3 million for the years ended December 31, 2003, 2002, and 2001, respectively. BLX is headquartered in New York, NY.

     At December 31, 2003 and 2002, the Company had an investment in The Hillman Companies, Inc. (“Hillman”) totaling $234.5 million and $180.5 million at value, respectively. At December 31, 2003, the Company owned 96.8% of Hillman’s common stock. The Company’s common stock ownership is subject to dilution by management options. Hillman is a leading manufacturer of key making equipment and distributor of key blanks, fasteners, signage, and other small hardware components and operates in multiple channels of the retail marketplace such as hardware stores, national and regional home centers, and mass merchants. Hillman has certain patent-protected products including key duplication technology that are important to its business. Hillman’s primary operations are located in Cincinnati, Ohio.

     During February 2004, the Company signed a definitive agreement to sell Hillman. The total transaction value pursuant to the definitive agreement is approximately $510 million, including repayment of outstanding debt and adding the value of Hillman’s outstanding trust preferred shares. The sale transaction is anticipated to close early in the second quarter of 2004 and is subject to certain closing conditions.

     Total interest and related portfolio income earned from the Company’s investments in BLX and Hillman for the years ended December 31, 2003, 2002, and 2001, was $56.4 million, $49.5 million and $39.6 million, respectively.

     At December 31, 2003 and 2002, loans and debt securities at value not accruing interest were as follows:

($ IN THOUSANDS)	2003	2002

Loans and debt securities in workout status (classified as Grade 4 or 5)
Companies more than 25% owned	$31,873	$9,709
Companies 5% to 25% owned	2,777	411
Companies less than 5% owned	28,027	65,931
Not in workout — companies more than 50% owned	31,897	63,577
Not in workout — companies less than 50% owned	16,532	7,166

Total	$111,106	$146,794

     The industry and geographic compositions of the private finance portfolio at value at December 31, 2003 and 2002, were as follows:

	2003	2002

Industry
Consumer products	30%	34%
Business services	22	24
Financial services	19	16
Healthcare services	8	6
Industrial products	6	8
Retail	4	4
Energy services	4	2
Telecommunications	2	2
Broadcasting and cable	2	1
Other	3	3

Total	100%	100%

Geographic Region
Mid-Atlantic	40%	33%
Midwest	26	30
West	16	15
Southeast	13	17
Northeast	4	4
International	1	1

Total	100%	100%

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Commercial Real Estate Finance

At December 31, 2003 and 2002, the commercial real estate finance portfolio consisted of the following:

	2003			2002

($ IN THOUSANDS)	COST	VALUE	YIELD(1)	COST	VALUE	YIELD(1)

CMBS bonds	$399,106	$393,979	14.1%	$523,671	$555,519	14.2%
CDO bonds and preferred shares	186,824	186,557	16.7%	52,818	52,818	17.2%
Loans	87,427	83,639	8.6%	66,546	63,707	7.5%
Residual interest	—	—		69,335	69,035	9.4%
Real estate owned	15,931	12,856		5,942	3,873
Equity interests	5,641	4,896		—	—

Total	$694,929	$681,927		$718,312	$744,952

(1)	The weighted average yield on the interest-bearing investments is computed as the (a) annual stated interest rate earned plus the annual amortization of loan origination fees, original issue discount, and market discount earned on accruing interest-bearing investments, divided by (b) total interest-bearing investments at value. The weighted average yield is computed as of the balance sheet date. Interest-bearing investments for the commercial real estate finance portfolio include all investments except for real estate owned and equity interests.

     CMBS Bonds. At December 31, 2003 and 2002, CMBS bonds consisted of the following:

($ IN THOUSANDS)	2003	2002

Face	$1,016,533	$1,173,194
Original issue discount	(617,427)	(649,523)

Cost	$399,106	$523,671

Value	$393,979	$555,519

     The underlying rating classes of the CMBS bonds at cost and value at December 31, 2003 and 2002, were as follows:

	2003			2002

			PERCENTAGE OF			PERCENTAGE OF
($ IN THOUSANDS)	COST	VALUE	TOTAL VALUE	COST	VALUE	TOTAL VALUE

BB+	$49,477	$51,157	13.0%	$45,609	$49,811	9.0%
BB	22,031	23,008	5.9	34,603	39,011	7.0
BB –	13,538	14,266	3.6	19,629	22,030	4.0
B+	54,464	54,246	13.8	109,235	121,038	21.8
B	38,416	38,362	9.7	131,309	141,998	25.6
B –	84,986	83,859	21.3	83,493	83,493	15.0
CCC+	15,935	15,494	3.9	—	—	—
CCC	13,323	11,413	2.9	8,634	8,634	1.5
CCC –	3,133	2,410	0.6	—	—	—
Unrated	103,803	99,764	25.3	91,159	89,504	16.1

Total	$399,106	$393,979	100.0%	$523,671	$555,519	100.0%

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     The non-investment grade and unrated tranches of the CMBS bonds in which the Company invests are junior in priority for payment of interest and principal to the more senior tranches of the related CMBS bond issuance. Cash flow from the underlying mortgages generally is allocated first to the senior tranches, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is allocated, generally, among the other tranches in order of their relative seniority. To the extent there are defaults and unrecoverable losses on the underlying mortgages or the properties securing those mortgages resulting in reduced cash flows, the most subordinate tranche will bear this loss first. At December 31, 2003, the Company’s CMBS bonds were subordinate to 87% to 99% of the tranches of bonds issued in these various CMBS transactions. Given that the non-investment grade CMBS bonds in which the Company invests are junior in priority for payment of interest and principal, the Company invests in these CMBS bonds at a significant discount from the face amount of the bonds.

     At December 31, 2003 and 2002, the Company held CMBS bonds in 38 and 27 separate CMBS issuances, respectively. The underlying collateral pool, consisting of commercial mortgage loans and real estate owned (“REO”) properties, for these CMBS issuances consisted of the following at December 31, 2003 and 2002:

($ IN MILLIONS)	2003		2002

Approximate number of loans and REO properties(1)	5,600		4,500
Total outstanding principal balance	$38,437		$24,974
Loans over 30 days delinquent or classified as REO properties(2)	1.5	%(3)	1.0	%(3)

(1)	Includes approximately 22 and 12 REO properties obtained through the foreclosure of commercial mortgage loans at December 31, 2003 and 2002, respectively.

(2)	As a percentage of total outstanding principal balance.

(3)	At December 31, 2003 and 2002, the Company’s investments included bonds in the first loss, unrated bond class in 34 and 27 separate CMBS issuances, respectively. For these issuances, loans over 30 days delinquent or classified as REO properties were 1.7% and 1.0% of the total outstanding principal balance at December 31, 2003 and 2002, respectively.

     The property types and the geographic composition of the underlying mortgage loans and REO properties in the underlying collateral pools for all CMBS issuances calculated using the outstanding principal balance at December 31, 2003 and 2002, were as follows:

	2003	2002

Property Type
Retail	35%	32%
Housing	25	27
Office	24	21
Industrial Real Estate	5	7
Hospitality	5	6
Other	6	7

Total	100%	100%

Geographic Region
West	31%	31%
Mid-Atlantic	27	25
Midwest	21	22
Southeast	17	17
Northeast	4	5

Total	100%	100%

     The Company’s yield on its CMBS bonds is based upon a number of assumptions that are subject to certain business and economic uncertainties and contingencies. Examples include the timing and magnitude of credit losses on the mortgage loans underlying the CMBS bonds that are a result of the general condition of the real estate market, including vacancies, changes in market rental rates and tenant credit quality. The initial yield on each CMBS bond has generally been computed assuming an approximate 1% loss rate on its underlying collateral mortgage pool, with the estimated losses being assumed to occur in three equal installments in years three, six, and nine. As each CMBS bond ages, the amount of losses and the expected timing of recognition of such losses will be updated, and the respective yield will be adjusted as necessary. As these uncertainties and contingencies are difficult to predict and are subject to future events which may alter these assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     At December 31, 2003 and 2002, the unamortized discount related to the CMBS bond portfolio was $617.4 million and $649.5 million, respectively, and the Company had set aside $295.8 million and $237.0 million, respectively, of this unamortized discount to absorb potential future losses. The yields on the CMBS bonds of 14.1% and 14.2%, respectively, assume that this amount that has been set aside will not be amortized. At December 31, 2003, the Company had reduced the face amount and the original issue discount on the CMBS bonds for specifically identified losses of $52.6 million, which had the effect of also reducing the amount of unamortized discount set aside to absorb potential future losses since those losses have now been recognized. The reduction of the face amount and the original issue discount on the CMBS bonds to reflect specifically identified losses will not result in a change in the cost basis of the CMBS bonds.

     At December 31, 2003 and 2002, CMBS bonds with a value of $0.2 million and $28 thousand, respectively, were not accruing interest.

     Collateralized Debt Obligation Bonds and Preferred Shares (“CDOs”). At December 31, 2003, the Company owned BBB rated bonds in one CDO totaling $16.0 million at value, BB rated bonds in one CDO totaling $0.9 million at value and preferred shares in seven CDOs totaling $169.7 million at value. At December 31, 2002, the Company owned preferred shares in four CDOs totaling $52.8 million at value.

     The bonds and preferred shares of the seven CDOs in which the Company has invested in December 31, 2003, are junior in priority for payment of interest and principal to the more senior tranches of debt issued by the CDOs. Cash flow from the underlying collateral generally is allocated first to the senior bond tranches in order of priority, with the most senior tranches having a priority right to the cash flow. Then, any remaining cash flow is generally distributed to the preferred shareholders. To the extent there are defaults and unrecoverable losses on the underlying collateral that result in reduced cash flows, the preferred shares will bear this loss first and then the bonds would bear any loss after the preferred shares. At December 31, 2003, the Company’s bonds in the CDO were subordinate to 61% to 93% of the more senior tranches of debt issued in the CDO transactions and the preferred shares in the CDOs were subordinate to 84% to 98% of the more senior tranches of debt issued in the various CDO transactions.

     At December 31, 2003 and 2002, the underlying collateral for the Company’s investment in the seven and four outstanding CDO issuances, respectively, had balances as follows:

($ IN MILLIONS)	2003	2002

Investment grade REIT debt(1)	$1,338.0	$1,016.9
Investment grade CMBS bonds(2)	670.8	494.2
Non-investment grade CMBS bonds(3)	1,125.2	438.3
Other collateral	32.4	8.2

Total collateral	$3,166.4	$1,957.6

(1)	Issued by 50 and 40 REITs, respectively, for the respective periods presented.

(2)	Issued in 79 and 43 transactions, respectively, for the respective periods presented.

(3)	Issued in 70 and 33 transactions, respectively, for the respective periods presented.

     Included in the CMBS bond collateral for the CDOs at December 31, 2003 and 2002, were certain CMBS bonds that are senior in priority of repayment to certain lower rated CMBS bonds held by the Company.

     The initial yields on the CDO bonds and preferred shares are based on the estimated future cash flows from the assets in the underlying collateral pool to be paid to these CDO classes. As each CDO bond and preferred share ages, the estimated future cash flows will be updated based on the performance of the collateral, and the respective yield will be adjusted as necessary. As future cash flows are subject to uncertainties and contingencies that are difficult to predict and are subject to future events which may alter current assumptions, no assurance can be given that the anticipated yields to maturity will be achieved.

     As of December 31, 2003, 2002, and 2001, the Company acted as the disposition consultant with respect to five, three and one, respectively, of the CDOs, which allows the Company to approve disposition plans for individual collateral securities. For these services, the Company collects annual fees based on the outstanding collateral pool balance, and for the years ended December 31, 2003, 2002, and 2001, these fees totaled $1.2 million, $0.5 million and $0.1 million, respectively.

     Loans and Equity Interests. The commercial mortgage loan portfolio contains loans that were originated by the Company or were purchased from third-party sellers. At December 31, 2003, approximately 92% and 8% of the Company’s commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. As of December 31, 2002, approximately 84% and 16% of the Company’s commercial mortgage loan portfolio was composed of fixed and adjustable interest rate loans, respectively. As of December 31, 2003 and 2002, loans with a value of $6.8 million and $13.0 million, respectively, were not accruing interest. Loans greater than 120 days delinquent generally do not accrue interest.

     Equity interests consist primarily of equity securities issued by privately owned companies that invest in single real estate properties. These equity interests may be subject to restrictions on their resale and are generally illiquid. Equity interests generally do not produce a current return, but are generally held in anticipation of investment appreciation and ultimate realized gain on sale.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

     The property types and the geographic composition securing the commercial mortgage loans and equity interests at value at December 31, 2003 and 2002, were as follows:

	2003	2002

Property Type
Hospitality	41%	23%
Office	22	20
Retail	21	21
Healthcare	7	15
Housing	4	8
Other	5	13

Total	100%	100%

Geographic Region
Southeast	34%	40%
Midwest	30	12
West	20	20
Mid-Atlantic	9	17
Northeast	7	11

Total	100%	100%

     Residual Interest. At December 31, 2002, the Company had $68.8 million at cost and value of residual interest and $0.5 million at cost and $0.2 million at value of residual interest spread.

     The residual interest primarily consisted of a retained interest from a 1998 asset securitization. During April 2003, the call provision was exercised and, accordingly, the bondholders were repaid in full and the remaining available cash, loans, and real estate owned by the trust were subsequently returned to the Company as payment on the residual interest. Therefore, the cost and value were zero at December 31, 2003.

     At December 31, 2002, the Company used a discounted cash flow methodology for determining the fair value of its retained residual interest and residual interest spread (“Residual”). In determining the cash flow of the Residual, the Company assumed a prepayment speed of 15% after the applicable prepayment lockout period and credit losses of 1% or approximately $0.8 million of the total principal balance of the underlying collateral throughout the life of the collateral. These assumptions resulted in an expected weighted average life of the bonds of four months. The value of the resulting Residual cash flows at December 31, 2002, was then determined by applying a discount rate of 9% which, in the Company’s view, was commensurate with the market risk of comparable assets.

Tax Basis

At December 31, 2003 and 2002, the aggregate gross unrealized appreciation of the Company’s investments over cost for federal income tax purposes was $429.8 million and $303.0 million, respectively. At December 31, 2003 and 2002, the aggregate gross unrealized depreciation of the Company’s investments below cost for federal income tax purposes was $319.1 million and $196.2 million, respectively. At December 31, 2003 and 2002, the aggregate cost of securities, for federal income tax purposes was $2.5 billion and $2.4 billion, respectively.

NOTE 4. DEBT

At December 31, 2003 and 2002, the Company had the following debt:

	2003			2002

			ANNUAL			ANNUAL
	FACILITY	AMOUNT	INTEREST	FACILITY	AMOUNT	INTEREST
($ IN THOUSANDS)	AMOUNT	DRAWN	COST(1)	AMOUNT	DRAWN	COST(1)

Notes payable and debentures:
Unsecured long-term notes payable	$854,000	$854,000	7.2%	$694,000	$694,000	7.7%
SBA debentures	101,800	94,500	8.1%	101,800	94,500	8.2%
OPIC loan	5,700	5,700	6.6%	5,700	5,700	6.6%

Total notes payable and debentures	961,500	954,200	7.3%	801,500	794,200	7.8%
Revolving line of credit	532,500	—	— (2)	527,500	204,250	3.7	%(2)

Total debt	$1,494,000	$954,200	7.5% (2)	$1,329,000	$998,450	6.9	%(2)

(1)	The weighted average annual interest cost is computed as the (a) annual stated interest rate on the debt plus the annual amortization of commitment fees and other facility fees that are recognized into interest expense over the contractual life of the respective borrowings, divided by (b) debt outstanding on the balance sheet date.

(2)	The stated interest rate payable on the revolving line of credit was 2.7% at December 31, 2002, which excluded the annual cost of commitment fees and other facility fees of $2.0 million. There were no amounts drawn on the revolving line of credit at December 31, 2003, and the annual cost of commitment fees and other facility was $2.7 million. The annual interest cost for total debt includes the annual cost of commitment fees and other facility fees on the revolving line of credit regardless of the amount drawn on the facility as of the balance sheet date.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Notes Payable and Debentures

Unsecured Long-Term Notes Payable. The Company has issued unsecured long-term notes to private institutional investors. The notes require semi-annual interest payments until maturity and have original terms of five or seven years. At December 31, 2003, the notes had remaining maturities of four months to six years. The notes may be prepaid in whole or in part, together with an interest premium, as stipulated in the note agreement.

     On May 14, 2003, the Company issued $153 million of five-year and $147 million of seven-year unsecured long-term notes, primarily to insurance companies. The five- and seven-year notes have fixed interest rates of 5.45% and 6.05%, respectively, and have substantially the same terms as the Company’s existing unsecured long-term notes. On May 30, 2003, $140 million of the Company’s existing unsecured long-term notes matured and the Company used the proceeds from the new long-term note issuance to repay this debt.

     SBA Debentures. At December 31, 2003 and 2002, the Company had debentures payable to the SBA with original terms of ten years and at fixed interest rates ranging from 5.9% to 8.2%. At December 31, 2003, the debentures had remaining maturities of nine months to eight years. The debentures require semi-annual interest-only payments with all principal due upon maturity. The SBA debentures are subject to prepayment penalties if paid prior to the fifth anniversary date of the notes. At December 31, 2003, the Company had a commitment from the SBA to borrow up to an additional $7.3 million above the current amount outstanding. The commitment expires on September 30, 2005.

     Scheduled Maturities. Scheduled future maturities of notes payable and debentures at December 31, 2003, were as follows:

AMOUNT
MATURING
YEAR	($ IN THOUSANDS)

2004	$221,000
2005	179,000
2006	180,700
2007	—
2008	153,000
Thereafter	220,500

Total	$954,200

Revolving Line of Credit

The committed amount under the unsecured revolving credit facility is $532.5 million and may be further expanded through new or additional commitments up to $600 million at the Company’s option. The renewed line of credit expires in April 2005 and may be extended under substantially similar terms for one additional year at the Company’s option. The facility generally bears interest at a rate, at the Company’s option, equal to (i) the one-month LIBOR plus 1.50%, (ii) the Bank of America, N.A. cost of funds plus 1.50% or (iii) the higher of the Bank of America, N.A. prime rate or the Federal Funds rate plus 0.50%. The interest rate adjusts at the beginning of each new interest period, usually every 30 days. There were no amounts drawn on the revolving line of credit at December 31, 2003. The stated interest rate was 2.7% at December 31, 2002. The facility requires an annual commitment fee equal to 0.25% of the committed amount. The annual cost of commitment fees and other facility fees was $2.7 million and $2.0 million at December 31, 2003 and 2002, respectively. The line of credit generally requires monthly payments of interest, and all principal is due upon maturity.

     The average debt outstanding on the revolving line of credit was $41.5 million and $68.3 million for the years ended December 31, 2003 and 2002, respectively. The maximum amount borrowed under this facility and the weighted average stated interest rate for the years ended December 31, 2003 and 2002, were $208.8 million and $216.5 million, and 2.0% and 3.2%, respectively. As of December 31, 2003, the amount available under the revolving line of credit was $487.0 million, net of amounts committed for standby letters of credit of $45.5 million issued under the credit facility.

     The Company records debt at cost. The fair value of the Company’s outstanding debt was approximately $1.0 billion and $1.1 billion at December 31, 2003 and 2002, respectively. The fair value of the Company’s debt was determined using market interest rates as of the balance sheet date for similar instruments.

Covenant Compliance

The Company has various financial and operating covenants required by the revolving line of credit and the notes payable and debentures. These covenants require the Company to maintain certain financial ratios, including debt to equity and interest coverage, and a minimum net worth. The Company’s credit facilities limit its ability to declare dividends if the Company defaults under certain provisions. As of December 31, 2003, the Company was in compliance with these covenants.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 5. GUARANTEES

In the ordinary course of business, the Company has issued guarantees and has extended standby letters of credit through financial intermediaries on behalf of certain portfolio companies. As of December 31, 2003 and 2002, the Company had issued guarantees of debt, rental obligations, lease obligations and severance obligations aggregating $83.4 million and $54.6 million, respectively, and had extended standby letters of credit aggregating $45.5 million and $11.3 million, respectively. Under these arrangements, the Company would be required to make payments to third-party beneficiaries if the portfolio companies were to default on their related payment obligations. The maximum amount of future payments was $128.9 million and $65.9 million at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, no amounts had been recorded as a liability for the Company’s guarantees or standby letters of credit.

     As of December 31, 2003, the guarantees and standby letters of credit expire as follows:

(IN MILLIONS)	TOTAL	2004	2005	2006	2007	2008	AFTER 2008

Guarantees	$83.4	$79.0	$0.4	$0.2	$0.2	$—	$3.6
Standby letters of credit	45.5	—	3.0	42.5	—	—	—

Total	$128.9	$79.0	$3.4	$42.7	$0.2	$—	$3.6

NOTE 6. PREFERRED STOCK

Allied Investment has outstanding a total of 60 thousand shares of $100 par value, 3% cumulative preferred stock and 10 thousand shares of $100 par value, 4% redeemable cumulative preferred stock issued to the SBA pursuant to Section 303(c) of the Small Business Investment Act of 1958, as amended. The 3% cumulative preferred stock does not have a required redemption date. Allied Investment has the option to redeem in whole or in part the preferred stock by paying the SBA the par value of such securities and any dividends accumulated and unpaid to the date of redemption. The 4% redeemable cumulative preferred stock has a required redemption date in June 2005.

     In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, (SFAS No. 150) the Company has reclassified the 10 thousand shares of $100 par value, 4% redeemable cumulative preferred securities to other liabilities on the accompanying consolidated balance sheet. Accordingly, the Company has also recorded the associated dividends as interest expense on the accompanying consolidated statement of operations beginning with the quarter ended September 30, 2003. The effect of this change in accounting principle was not material to the financial results or the results of operations of the Company. Also, in accordance with SFAS No. 150, no previously reported amounts have been reclassified.

NOTE 7. SHAREHOLDERS’ EQUITY

Sales of common stock for the years ended December 31, 2003, 2002, and 2001, were as follows:

(IN THOUSANDS)	2003	2002	2001

Number of common shares	18,700	8,047	13,286

Gross proceeds	$442,680	$177,345	$301,539
Less costs, including underwriting fees	(20,675)	(4,498)	(14,651)

Net proceeds	$422,005	$172,847	$286,888

     In addition, the Company issued 32 thousand shares of common stock with a value of $0.9 million to acquire one portfolio investment during 2003, and 205 thousand shares of common stock with a value of $5.2 million to acquire one portfolio investment in a stock-for-stock exchange during 2001.

     The Company has a dividend reinvestment plan, whereby the Company may buy shares of its common stock in the open market or issue new shares in order to satisfy dividend reinvestment requests. If the Company issues new shares, the issue price is equal to the average of the closing sale prices reported for the Company’s common stock for the five consecutive trading days immediately prior to the dividend payment date.

     Dividend reinvestment plan activity for the years ended December 31, 2003, 2002, and 2001, was as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Shares issued	279	275	271
Average price per share	$23.60	$22.78	$23.32

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 8. EARNINGS PER COMMON SHARE

Information used to calculate earnings per common share for the years ended December 31, 2003, 2002, and 2001, is summarized as follows:

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	2003	2002	2001

Net increase in net assets resulting from operations	$192,011	$228,291	$200,727
Less preferred stock dividends	(210)	(230)	(230)

Income available to common shareholders	$191,801	$228,061	$200,497

Weighted average common shares outstanding—basic	116,747	102,107	91,564
Dilutive options outstanding to officers	1,604	1,467	1,439

Weighted average common shares outstanding—diluted	118,351	103,574	93,003

Basic earnings per common share	$1.64	$2.23	$2.19

Diluted earnings per common share	$1.62	$2.20	$2.16

NOTE 9. 401(K) PLAN AND DEFERRED COMPENSATION PLAN

The Company’s 401(k) retirement investment plan is open to all of its full-time employees who are at least 21 years of age. The employees may elect voluntary pre-tax wage deferrals ranging from 0% to 100% of eligible compensation for the year up to $12 thousand annually for the 2003 plan year. Plan participants who reached the age of 50 during the 2003 plan year were eligible to defer an additional $2 thousand during the year. The Company makes contributions to the 401(k) plan of up to 5% of each participant’s eligible compensation for the year up to a maximum compensation permitted by the IRS, which fully vests at the time of contribution. For the year ended December 31, 2003, the maximum compensation was $200 thousand. Employer contributions that exceed the IRS limitation are directed to the participant’s deferred compensation plan account. Total 401(k) contribution expense for the years ended December 31, 2003, 2002, and 2001, was $0.7 million, $0.6 million and $0.6 million, respectively.

     The Company also has a deferred compensation plan. Eligible participants in the deferred compensation plan may elect to defer some of their compensation and have such compensation credited to a participant account. In addition, the Company makes contributions to the deferred compensation plan to the extent 401(k) contributions for eligible participants exceed the amount permitted by the IRS. Contribution expense for the deferred compensation plan for the years ended December 31, 2003, 2002, and 2001, was $0.4 million, $0.3 million and $0.3 million, respectively. All amounts credited to a participant’s account are credited solely for purposes of accounting and computation and remain assets of the Company and subject to the claims of the Company’s general creditors. Amounts credited to participants under the deferred compensation plan are at all times 100% vested and non-forfeitable. A participant’s account shall become distributable upon his or her separation from service, retirement, disability, death, or at a future determined date. All deferred compensation plan accounts will be distributed in the event of a change of control of the Company or in the event of the Company’s insolvency. Amounts deferred by participants under the deferred compensation plan are funded to a trust, which is administered by Company-appointed trustees.

NOTE 10. STOCK OPTION PLAN

The Option Plan

The purpose of the stock option plan (“Option Plan”) is to provide officers and non-officer directors of the Company with additional incentives. There are 26.0 million shares authorized under the Option Plan. At December 31, 2003, the number of shares available to be granted under the Option Plan was 8.8 million.

     Options are exercisable at a price equal to the fair market value of the shares on the day the option is granted. Each option states the period or periods of time within which the option may be exercised by the optionee, which may not exceed ten years from the date the option is granted. The options granted vest ratably over a three- or five-year period.

     All rights to exercise options terminate 60 days after an optionee ceases to be (i) a non-officer director, (ii) both an officer and a director, if such optionee serves in both capacities, or (iii) an officer (if such officer is not also a director) of the Company for any cause other than death or total and permanent disability. In the event of a change of control of the Company, all outstanding options will become fully vested and exercisable as of the change of control.

     Information with respect to options granted, exercised and forfeited under the Option Plan for the years ended December 31, 2003, 2002, and 2001, is as follows:

		WEIGHTED
		AVERAGE
		EXERCISE PRICE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	SHARES	PER SHARE

Options outstanding at January 1, 2001	8,906	$18.76
Granted	2,800	$21.82
Exercised	(553)	$19.09
Forfeited	(673)	$17.66

Options outstanding at December 31, 2001	10,480	$19.63

Granted	6,162	$22.07
Exercised	(769)	$18.85
Forfeited	(1,184)	$21.09

Options outstanding at December 31, 2002	14,689	$20.57

Granted	1,045	$22.74
Exercised	(408)	$21.01
Forfeited	(442)	$21.66

Options outstanding at December 31, 2003	14,884	$20.68

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

The following table summarizes information about stock options outstanding at December 31, 2003:

	OUTSTANDING			EXERCISABLE

		WEIGHTED AVERAGE	WEIGHTED		WEIGHTED
	TOTAL	REMAINING	AVERAGE	TOTAL	AVERAGE
RANGE OF	NUMBER	CONTRACTUAL	EXERCISE	NUMBER	EXERCISE
EXERCISE PRICES	OUTSTANDING	LIFE (YEARS)	PRICE	EXERCISABLE	PRICE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND YEARS)
$16.81–$17.75	3,175	6.35	$16.94	3,099	$16.92
$17.88–$21.38	2,828	4.49	$20.72	2,777	$20.73
$21.52	5,243	8.95	$21.52	1,732	$21.52
$21.59–$25.47	2,998	8.11	$21.94	1,555	$21.76
$25.53–$27.38	640	8.54	$26.32	207	$26.40

$16.81–$27.38	14,884	7.36	$20.68	9,370	$19.91

     The Company accounts for its stock options as required by APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly no compensation cost has been recognized as the exercise price equals the market price on the date of grant.

Notes Receivable from the Sale of Common Stock

As a business development company under the Investment Company Act of 1940, the Company is entitled to provide and has provided loans to the Company’s officers in connection with the exercise of options. However, as a result of provisions of the Sarbanes-Oxley Act of 2002, the Company is prohibited from making new loans to its executive officers in the future. The outstanding loans are full recourse, have varying terms not exceeding ten years, bear interest at the applicable federal interest rate in effect at the date of issue and have been recorded as a reduction to shareholders’ equity. At December 31, 2003 and 2002, the Company had outstanding loans to officers of $18.6 million and $24.7 million, respectively. Officers with outstanding loans repaid principal of $6.1 million, $3.7 million and $5.1 million, for the years ended December 31, 2003, 2002, and 2001, respectively. The Company recognized interest income from these loans of $1.3 million, $1.5 million and $1.5 million, respectively, during these same periods. This interest income is included in interest and dividends for companies less than 5% owned.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 11. DIVIDENDS AND DISTRIBUTIONS

For the years ended December 31, 2003, 2002, and 2001, the Company declared the following distributions:

	2003		2002		2001
	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	AMOUNT	PER SHARE	AMOUNT	PER SHARE	AMOUNT	PER SHARE

First quarter	$62,971	$0.57	$53,259	$0.53	$42,080	$0.49
Second quarter	64,503	0.57	56,224	0.55	45,755	0.50
Third quarter	68,685	0.57	57,340	0.56	47,866	0.51
Fourth quarter	71,679	0.57	59,851	0.56	50,456	0.51
Extra dividend	—	—	3,261	0.03	—	—

Total distributions to common shareholders	$267,838	$2.28	$229,935	$2.23	$186,157	$2.01

     For income tax purposes, distributions for 2003, 2002, and 2001, were composed of the following:

	2003		2002		2001

	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL	TOTAL
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	AMOUNT	PER SHARE	AMOUNT	PER SHARE	AMOUNT	PER SHARE

Ordinary income(1)	$212,272	$1.81	$178,246	$1.73	$183,957	$1.99
Long-term capital gains	55,566	0.47	51,689	0.50	2,200	0.02

Total distributions to common shareholders(2)	$267,838	$2.28	$229,935	$2.23	$186,157	$2.01

(1)	For the year ended December 31, 2003, ordinary income included dividend income of approximately $0.05 per share that qualified to be taxed at the new 15% maximum capital gains rate.

(2)	For certain eligible corporate shareholders, the dividend received deduction for 2003 was $0.044 per share.

     The following table summarizes the differences between financial statement net increase in net assets resulting from operations and taxable income available for distribution to shareholders for the years ended December 31, 2003, 2002, and 2001:

($ IN THOUSANDS)	2003	2002	2001

	(ESTIMATED)
Financial statement net increase in net assets resulting from operations	$192,011	$228,291	$200,727
Adjustments:
Net change in unrealized appreciation or depreciation	78,466	571	(20,603)
Amortization of discounts and fees	(3,187)	(10,097)	8,043
Interest- and dividend-related items	(3,716)	8,787	(1,345)
Employee compensation-related items	2,875	867	(66)
Income (loss) from partnerships and limited liability companies	(389)	(3,822)	(1,406)
Income (loss) from securitized commercial mortgage loans	(251)	1,258	3,327
(Income) loss from consolidated taxable subsidiary, net of tax	3,864	(1,160)	193
Other	(555)	4,740	(1,036)

Taxable income	$269,118	$229,435	$187,834

     The Company must distribute at least 90% of its investment company taxable income to qualify for pass-through tax treatment and maintain its RIC status. The Company has distributed and currently intends to distribute or retain through a deemed distribution sufficient dividends to eliminate taxable income.

     The Company’s consolidated subsidiary, AC Corp, is subject to federal and state income taxes. As a result, the Company recorded a tax benefit of $2.5 million, a tax expense of $0.9 million and a tax benefit of $0.4 million, respectively, for the years ended December 31, 2003, 2002, and 2001. At December 31, 2003 and 2002, the Company had a net deferred tax asset of $3.1 million and $0.4 million, respectively, which was composed primarily of net operating loss carry forwards. Management believes that the realization of the net deferred tax asset is more likely than not based on expectations as to future taxable income and scheduled reversals of temporary differences. Accordingly, the Company did not record a valuation allowance at December 31, 2003 or 2002.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 12. CASH AND CASH EQUIVALENTS

The Company places its cash with financial institutions and, at times, cash held in checking accounts in financial institutions may be in excess of the Federal Deposit Insurance Corporation insured limit.

     At December 31, 2003 and 2002, cash and cash equivalents consisted of the following:

($ IN THOUSANDS)	2003	2002

Cash and cash equivalents	$218,160	$15,497
Less escrows held	(3,993)	(4,311)

Total cash and cash equivalents	$214,167	$11,186

NOTE 13. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

For the years ended December 31, 2003, 2002, and 2001, the Company paid $73.8 million, $69.1 million and $63.2 million, respectively, for interest.

     Non-cash operating activities for the year ended December 31, 2003, included transfers of commercial mortgage loans and real estate owned in the repayment of the Company’s residual interest totaling $69.3 million, real estate owned received in connection with foreclosure on commercial mortgage loans of $9.1 million, receipt of commercial mortgage loans in satisfaction of private finance loans and debt securities of $9.1 million and receipt of a note as consideration from the sale of real estate owned of $3.0 million. Non-cash operating activities for the years ended December 31, 2002 and 2001, included real estate owned received in connection with foreclosure on commercial mortgage loans of $2.5 million and $0.7 million, respectively.

     For the years ended December 31, 2003, 2002, and 2001, the Company’s non-cash financing activities totaled $6.6 million, $8.6 million and $17.5 million, respectively, and includes stock option exercises and dividend reinvestment. The non-cash financing activities for the years ended December 31, 2003 and 2001, also includes the issuance of $0.9 million and $5.2 million, respectively, of the Company’s common stock as consideration to acquire portfolio investments.

NOTE 14. HEDGING ACTIVITIES

The Company invests in CMBS bonds, which are purchased at prices that are based in part on comparable Treasury rates. The Company has entered into transactions with one or more financial institutions to hedge against movement in Treasury rates on certain of the higher rated CMBS bonds and CDO bonds. These transactions, referred to as short sales, involve the Company receiving the proceeds from the short sales of borrowed Treasury securities, with the obligation to replenish the borrowed Treasury securities at a later date based on the then current market price. Borrowed Treasury securities and the related obligations to replenish the borrowed Treasury securities at value, including accrued interest payable on the obligations, as of December 31, 2003 and 2002, consisted of the following:

($ IN THOUSANDS)
DESCRIPTION OF ISSUE	2003	2002

5-year Treasury securities, due November 2007	$7,185	$37,647
5-year Treasury securities, due February 2008	5,977	—
10-year Treasury securities, due February 2012	—	52,053
10-year Treasury securities, due November 2012	9,357	107,327
10-year Treasury securities, due February 2013	32,226	—
10-year Treasury securities, due May 2013	5,281	—
10-year Treasury securities, due August 2013	23,666	—
10-year Treasury securities, due November 2013	14,833	—

Total	$98,525	$197,027

     As of December 31, 2003, the total obligations to replenish borrowed Treasury securities had decreased since the original sale dates due to changes in the yield on the borrowed Treasury securities, resulting in unrealized appreciation on the obligations of $0.6 million. As of December 31, 2002, the total obligations to replenish borrowed Treasury securities had increased since the related original sale dates due to changes in the yield on the borrowed Treasury securities, resulting in unrealized depreciation on the obligations of $7.1 million.

     The net proceeds related to the sales of the borrowed Treasury securities were $95.8 million and $189.3 million at December 31, 2003 and 2002, respectively. Under the terms of the transactions, the Company has provided additional cash collateral of $2.7 million and $5.4 million at December 31, 2003 and 2002, respectively, for the difference between the net proceeds related to the sales of the borrowed Treasury securities and the obligations to replenish the securities. The Company has deposited the proceeds related to the sales of the borrowed Treasury securities and the additional cash collateral with Wachovia Capital Markets, LLC under repurchase agreements. The repurchase agreements are collateralized by U.S. Treasury securities and are settled weekly. As of December 31, 2003, the repurchase agreements were due on January 7, 2004, and had a weighted average interest rate of 0.3%. The weighted average interest rate on the repurchase agreements as of December 31, 2002, was 0.8%.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 15. FINANCIAL HIGHLIGHTS

	AT AND FOR THE YEARS ENDED DECEMBER 31,
	2003	2002	2001

Per Common Share Data(1)
Net asset value, beginning of year	$14.22	$13.57	$12.11

Net investment income	1.65	1.77	1.93
Net realized gains	0.63	0.44	0.01
Net change in unrealized appreciation or depreciation	(0.66)	(0.01)	0.22

Net increase in net assets resulting from operations	1.62	2.20	2.16

Net decrease in net assets from shareholder distributions	(2.28)	(2.23)	(2.01)
Net increase in net assets from capital share transactions	1.38	0.68	1.31

Net asset value, end of year	$14.94	$14.22	$13.57

Market value, end of year	$27.88	$21.83	$26.00
Total return(2)	41%	(7)%	36%
Ratios and Supplemental Data
($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Ending net assets	$1,914,577	$1,546,071	$1,352,123
Common shares outstanding at end of year	128,118	108,698	99,607
Diluted weighted average common shares outstanding	118,351	103,574	93,003
Employee and administrative expenses/average net assets	3.50%	3.82%	3.80%
Total expenses/average net assets	8.06%	8.75%	9.31%
Net investment income/average net assets	11.51%	12.94%	15.15%
Net increase in net assets resulting from operations/average net assets	11.33%	15.98%	16.99%
Portfolio turnover rate	31.12%	15.12%	10.04%
Average debt outstanding	$943,507	$938,148	$847,121
Average debt per share(1)	$7.97	$9.06	$9.11

(1)	Based on diluted weighted average number of common shares outstanding for the year.

(2)	Total return assumes the reinvestment of all dividends paid for the periods presented.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

NOTE 16. SELECTED QUARTERLY DATA (UNAUDITED)

		2003
($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	QTR. 1	QTR. 2	QTR. 3	QTR. 4

Total interest and related portfolio income	$73,130	$77,214	$88,870	$90,015
Net investment income	$42,670	$44,598	$53,608	$54,254
Net increase in net assets resulting from operations	$19,873	$59,940	$33,744	$78,454
Basic earnings per common share	$0.18	$0.53	$0.28	$0.63
Diluted earnings per common share	$0.18	$0.52	$0.28	$0.62

		2002
	QTR. 1	QTR. 2	QTR. 3	QTR. 4

Total interest and related portfolio income	$82,391	$73,193	$76,329	$78,015
Net investment income	$53,869	$42,561	$45,094	$42,401
Net increase in net assets resulting from operations	$55,961	$73,454	$45,520	$53,356
Basic earnings per common share	$0.56	$0.72	$0.44	$0.51
Diluted earnings per common share	$0.55	$0.71	$0.44	$0.51

NOTE 17. LITIGATION

The Company is party to certain lawsuits in the normal course of business. While the outcome of these legal proceedings cannot at this time be predicted with certainty, the Company does not expect that these proceedings will have a material effect upon the Company’s financial condition or results of operations.

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidating Balance Sheet

			DECEMBER 31, 2003
	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

Assets
Portfolio at value:
Private finance	$1,774,077	$110,957	$17,638	$—	$1,902,672
Commercial real estate finance	624,665	1,775	55,487	—	681,927
Investments in subsidiaries	100,879	—	—	(100,879)	—

Total portfolio at value	2,499,621	112,732	73,125	(100,879)	2,584,599
Deposits of proceeds from sales of borrowed Treasury securities	98,527	—	—	—	98,527
Accrued interest and dividends receivable	48,806	3,733	540	—	53,079
Other assets	34,187	3,818	31,493	—	69,498
Intercompany notes and receivables	75,735	20	18,921	(94,676)	—
Cash and cash equivalents	171,364	26,315	16,488	—	214,167

Total assets	$2,928,240	$146,618	$140,567	$(195,555)	$3,019,870

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable and debentures	$859,700	$94,500	$—	$—	$954,200
Revolving line of credit	—	—	—	—	—
Obligations to replenish borrowed Treasury securities	98,525	—	—	—	98,525
Accounts payable and other liabilities	26,148	3,493	16,927	—	46,568
Intercompany notes and payables	29,290	7,883	57,503	(94,676)	—

Total liabilities	1,013,663	105,876	74,430	(94,676)	1,099,293

Commitments and contingencies
Preferred stock	—	6,000	—	—	6,000
Shareholders’ equity:
Common stock	13	—	1	(1)	13
Additional paid-in capital	1,985,652	41,486	79,527	(121,013)	1,985,652
Notes receivable from sale of common stock	(18,632)	—	—	—	(18,632)
Net unrealized depreciation on portfolio	(39,055)	(36,524)	(6,772)	43,296	(39,055)
Undistributed (distributions in excess of) earnings	(13,401)	29,780	(6,619)	(23,161)	(13,401)

Total shareholders’ equity	1,914,577	34,742	66,137	(100,879)	1,914,577

Total liabilities and shareholders’ equity	$2,928,240	$146,618	$140,567	$(195,555)	$3,019,870

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidating Statement of Operations

		FOR THE YEAR ENDED DECEMBER 31, 2003
	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

Interest and Related Portfolio Income
Interest and dividends	$271,291	$13,332	$6,096	$—	$290,719
Intercompany interest	3,399	—	—	(3,399)	—
Premiums from loan dispositions	7,231	515	426	—	8,172
Income from investments in wholly owned subsidiaries	9,513	—	—	(9,513)	—
Fees and other income	12,387	663	30,448	(13,160)	30,338

Total interest and related portfolio income	303,821	14,510	36,970	(26,072)	329,229

Expenses
Interest	69,185	8,042	6	—	77,233
Intercompany interest	—	—	3,399	(3,399)	—
Employee	15,305	—	21,640	—	36,945
Administrative	21,869	54	13,624	(13,160)	22,387

Total operating expenses	106,359	8,096	38,669	(16,559)	136,565

Net investment income before income taxes	197,462	6,414	(1,699)	(9,513)	192,664
Income tax expense (benefit)	4	—	(2,470)	—	(2,466)

Net investment income	197,458	6,414	771	(9,513)	195,130

Net Realized and Unrealized Gains (Losses)
Net realized gains	73,019	2,154	174	—	75,347
Net change in unrealized appreciation or depreciation	(78,466)	(24,677)	(2,569)	27,246	(78,466)

Total net gains (losses)	(5,447)	(22,523)	(2,395)	27,246	(3,119)

Net increase (decrease) in net assets resulting from operations	$192,011	$(16,109)	$(1,624)	$17,733	$192,011

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Consolidating Statement of Cash Flows

		FOR THE YEAR ENDED DECEMBER 31, 2003
	ALLIED	ALLIED			CONSOLIDATED
(IN THOUSANDS)	CAPITAL	INVESTMENT	OTHERS	ELIMINATIONS	TOTAL

Cash Flows from Operating Activities
Net increase (decrease) in net assets resulting from operations	$192,011	$(16,109)	$(1,624)	$17,733	$192,011
Adjustments
Portfolio investments	(890,605)	(36,961)	(3,000)	—	(930,566)
Repayments of investment principal	283,178	38,721	16,254	—	338,153
Proceeds from investment sales	430,900	—	14,914	—	445,814
Change in accrued or reinvested interest and dividends	(46,223)	1,271	—	—	(44,952)
Net change in intercompany investments	2,693	86	(12,292)	9,513	—
Amortization of discounts and fees	(11,101)	(744)	—	—	(11,845)
Changes in other assets and liabilities	(3,181)	680	(3,569)	—	(6,070)
Depreciation and amortization	—	—	1,638	—	1,638
Notes received as consideration from sale of equity interests	(1,243)	(425)	—	—	(1,668)
Realized losses	11,495	6,393	1,070	—	18,958
Net change in unrealized appreciation or depreciation	78,466	24,677	2,569	(27,246)	78,466

Net cash provided by operating activities	46,390	17,589	15,960	—	79,939

Cash Flows from Financing Activities
Sale of common stock	422,005	—	—	—	422,005
Sale of common stock upon the exercise of stock options	8,571	—	—	—	8,571
Collections of notes receivable from sale of common stock	6,072	—	—	—	6,072
Borrowings under notes payable and debentures	300,000	—	—	—	300,000
Repayments on notes payable and debentures	(140,000)	—	—	—	(140,000)
Net repayments on revolving line of credit	(204,250)	—	—	—	(204,250)
Other financing activities	(4,727)	—	—	—	(4,727)
Common stock dividends and distributions paid	(264,419)	—	—	—	(264,419)
Preferred stock dividends paid	—	(200)	(10)	—	(210)

Net cash provided by (used in) financing activities	123,252	(200)	(10)	—	123,042

Net increase in cash and cash equivalents	169,642	17,389	15,950	—	202,981
Cash and cash equivalents at beginning of year	1,722	8,926	538	—	11,186

Cash and cash equivalents at end of year	$171,364	$26,315	$16,488	$—	$214,167

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Independent Auditors’ Report

The Board of Directors and Shareholders
Allied Capital Corporation:

     We have audited the accompanying consolidated balance sheet of Allied Capital Corporation and subsidiaries as of December 31, 2003 and 2002, including the consolidated statement of investments as of December 31, 2003, and the related consolidated statements of operations, changes in net assets and cash flows, and the financial highlights (included in Note 15), for the years ended December 31, 2003 and 2002. These consolidated financial statements and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial highlights based on our audits. The consolidated financial statements of Allied Capital Corporation and subsidiaries for the year ended December 31, 2001 were audited by other auditors who have ceased operations. Those auditors’ report, dated February 20, 2002, on those consolidated financial statements, was unqualified, before the revisions described in Note 2 to the consolidated financial statements, and included an emphasis paragraph that described the Company’s method of valuing investments and the inherent uncertainty of valuation as discussed in Note 2 to the consolidated financial statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included physical counts of securities owned as of December 31, 2003 and 2002. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2003 and 2002 consolidated financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 2003 and 2002, the results of their operations, their cash flows, changes in their net assets, and financial highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

     As discussed above, the consolidated financial statements of the Company for the year ended December 31, 2001 were audited by other auditors who have ceased operations. As described in Note 2, those consolidated financial statements have been revised. We audited the revisions described in Note 2 that were applied to the 2001 consolidated financial statements. In our opinion, such revisions are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such revisions, and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

     Our audits were made for the purpose of forming an opinion on the 2003 and 2002 consolidated financial statements taken as a whole. The consolidating balance sheet and related consolidating statements of operations and cash flows are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Washington, D.C.
February 17, 2004

ALLIED CAPITAL CORPORATION AND SUBSIDIARIES

Independent Auditors’ Report

     Note: This is a copy of a report previously issued by Arthur Andersen LLP, Allied Capital Corporation’s former independent accountants. This report has not been reissued by Arthur Andersen LLP in connection with this Annual Report.

To the Shareholders and Board of Directors of Allied Capital Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Allied Capital Corporation and subsidiaries as of December 31, 2001 and 2000, including the consolidated statement of investments as of December 31, 2001, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period then ended, and the financial highlights (included in Note 15) for the year ended December 31, 2001. These consolidated financial statements, financial highlights and the supplementary consolidating financial information referred to below are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements, financial highlights and the supplementary consolidating financial information referred to below based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included physical counts of investments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 2, the consolidated financial statements include investments valued at $2,329,590,000 as of December 31, 2001 and $1,788,001,000 as of December 31, 2000 (172 percent and 174 percent, respectively, of net assets) whose values have been estimated by the board of directors in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, the board of directors’ estimated values may differ significantly from the values that would have been used had a ready market existed for the investments, and the differences could be material.

     In our opinion, the consolidated financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Allied Capital Corporation and subsidiaries as of December 31, 2001 and 2000, and the consolidated results of their operations, changes in net assets and cash flows for each of the three years in the period then ended, and the financial highlights for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating balance sheet and related consolidating statements of operations and cash flows are presented for purposes of additional analysis of the consolidated financial statements rather than to present balance sheet, statement of operations and cash flows of the individual companies and are not a required part of the consolidated financial statements. This information has been subjected to the auditing procedures applied in our audit of the consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

Vienna, Virginia
February 20, 2002

STOCKHOLDER INFORMATION

CORPORATE HEADQUARTERS	MARKET LISTING	INFORMATION REQUESTS
1919 Pennsylvania Avenue, NW Washington, DC 20006 Toll free: 888.818.5298 Telephone: 202.331.1112 Fax: 202.659.2053 www.alliedcaptial.com	Allied Capital Corporation’s common stock trades on the New York Stock Exchange under the trading symbol ALD. There are approximately 5,400 shareholders of record and approximately 128,000 beneficial shares holders of the Company.	Allied Capital Corporation’s annual report on Form 10-K, all quarterly reports on Form 10-Q, and all other filings made with the Securities and Exchange Commission are available on the Company’s web site. Hard copies will be provided without charge to shareholders upon written request to the Investor Relations Department at the Company’s corporate headquarters, or may be requested online in the Investors Resources section of www.alliedcapital.com.
REGIONAL OFFICES	STOCK TRANSFER AGENT AND REGISTRAR	INVESTOR RELATIONS
401 North Michigan Avenue Suite 2050 Chicago, IL 60611 Telephone: 312.828.0330 Fax: 312.828.0909 730 Fifth Avenue Suite 1802 New York, NY 10019 Telephone: 212.246.0616 Fax: 212.246.0618	Investors with questions concerning account information, new certificate issuances, lost or stolen certificate replacement, securities transfer, participation in the dividend reinvestment plan, dividend payments, direct deposit information, or the processing of a change of address should contact:	IR Hotline: 888.253.0512 ir@alliedcapital.com INDEPENDENT PUBLIC ACCOUNTANTS KPMG LLP Washington, DC
	American Stock Transfer & Trust Company 59 Maiden Land, 1st Floor	CORPORATE COUNSEL Sutherland Asbill & Brennan LLP Washington, DC
	New York, NY 10038	ANNUAL MEETING OF STOCKHOLDERS
	Telephone: 800.937.5449 or 212.936.5100 www.amstock.com	The Company’s Annual Meeting of Stockholders will be held at 10:00 a.m. on Wednesday, May 12, 2004, at the Four Seasons Hotel, 2800 Pennsylvania Avenue, NW, Washington, DC. All stockholders are welcome to attend.

QUARTERLY STOCK PRICES FOR 2003 AND 2002

			2003					2002
	Q1	Q2		Q3	Q4	Q1	Q2		Q3	Q4

High	$23.85	$25.16		$26.60	$28.16	$28.93	$27.66		$24.49	$22.87
Low	$19.82	$19.85		$22.97	$24.63	$25.84	$20.88		$18.90	$18.90
Close	$19.98	$23.10		$24.59	$27.88	$27.50	$22.65		$21.89	$21.83